Exhibit 10.10

EXECUTION VERSION

CREDIT AGREEMENT

by and among

LIBERTY OILFIELD SERVICES LLC

and

LOS ACQUISITION CO I LLC,

each as a Borrower

LIBERTY OILFIELD SERVICES HOLDINGS LLC,

as Parent Guarantor

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Agent

Dated as of September 19, 2017

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(Continued)

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Information Certificate
Exhibit E	Form of LIBOR Notice
Exhibit F	Form of Solvency Certificate

Schedule A	Agent’s Account
Schedule B	Authorized Persons
Schedule C	Commitments
Schedule D	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Loan Parties
Schedule 4.1(c)	Capitalization of Loan Parties’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.10	Employee Benefits
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.22	Location of Inventory
Schedule 4.24	Material Contracts
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.18	Post-Closing
Schedule 6.5	Nature of Business
Schedule 6.14	Burdensome Agreements

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of September 19, 2017 by and among LIBERTY OILFIELD SERVICES LLC, a Delaware limited liability company (the “Liberty”), LOS ACQUISITION CO I LLC, a Delaware limited liability company (“LOS” and, together with Liberty, each a “Borrower”, and collectively, the “Borrowers”), LIBERTY OILFIELD SERVICES HOLDINGS LLC, a Delaware limited liability company (“Liberty Holdings”), the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), U.S. BANK NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, together with its successors and assigns in such capacities, “Agent”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. AS USED IN THIS AGREEMENT, THE FOLLOWING TERMS SHALL HAVE THE FOLLOWING DEFINITIONS:

“ABL Agent” means Wells Fargo Bank, National Association, a national banking association, in its capacity as administrative agent under any of the ABL Documents, or any successor administrative agent thereunder.

“ABL Credit Agreement” means that certain Credit Agreement, dated September 19, 2017, by and among the ABL Agent, the ABL Lenders, the Borrowers, as the initial borrowers, and the additional borrowers from time to time party thereto, as the same may be subsequently amended, restated, refinanced, replaced, extended, renewed or restructured in accordance with the provisions hereof and the terms of the Intercreditor Agreement.

“ABL Documents” has the meaning provided in the Intercreditor Agreement.

“ABL Facility” means that credit facility made available to the Borrowers and certain of their Subsidiaries pursuant to the ABL Credit Agreement.

“ABL Indebtedness” means Indebtedness under the ABL Documents.

“ABL Lenders” means the financial institutions party to the ABL Credit Agreement, as lenders, and each of their successors and permitted assigns.

“ABL Priority Collateral” has the meaning provided in the Intercreditor Agreement.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is not secured by Term Priority Collateral, (b) was in existence prior to the date of such Permitted Acquisition and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of this Agreement.

“Additional Provision” has the meaning specified therefor in Section 5.17(a) of this Agreement.

“Additional Intercreditor Agreement” has the meaning specified therefor in clause (s) of the definition of “Permitted Indebtedness”.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.9(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who Controls, is Controlled by, or is under common Control with, such Person; provided, that for purposes of Section 6.10 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Affiliated Debt Fund” means a Sponsor Affiliated Lender that is a bona fide diversified debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, successors and assigns and the officers, direct and indirect owners, directors, employees, agents, advisors, attorneys, controlling persons and members of each of the foregoing.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Annual Excess Cash Flow Period” means each fiscal year of the Parent Guarantor commencing with the fiscal year ending December 31, 2018.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable ECF Percentage” means (a) 50% if the Total Net Leverage Ratio as of the Measurement Period most recently ended is greater than 2.00 to 1.00, and (b) 25% if the Total Net Leverage Ratio as of the Measurement Period most recently ended is less than or equal to 2.00 to 1.00.

“Applicable Margin” means, at any time, (a) with respect to the calculation of interest on any Base Rate Loan, 6.625%, and (b) with respect to the calculation of interest on any LIBOR Rate Loan, 7.625%.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.2(b)(iii) of this Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit B to this Agreement.

“Assignment of Business Interruption Insurance” means that certain Assignment of Business Interruption Insurance, dated as of the Closing Date, by and among the Loan Parties and the Agent.

“Authorized Person” means any one of the individuals identified as an officer of a Loan Party on Schedule B to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Availability” means “Availability” as defined in the ABL Credit Agreement as in effect on the Closing Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, by Wells Fargo Bank, National Association at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of the Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, National Association may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero); provided that if the Agent shall not have such a “prime rate”, the rate of interest for purposes of this clause (c) shall be the rate of interest as publicly quoted from time to time by the Wall Street Journal as the “prime rate” in the United States.

“Base Rate Loan” means a Loan that bears interest at a rate determined by reference to the Base Rate.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Called Principal” means the principal amount of the Loan that is to be prepaid pursuant to Section 2.2(c) or Section 2.2(d)(iv) or has become or is declared to be immediately due and payable pursuant to Section 9.1, as the context requires.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in a Loan Party or any of its Subsidiaries by Parent Guarantor which equity investment is made substantially contemporaneously with the making of the expenditure, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Loan Party or any of its Affiliates).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group

(“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Casualty Event” means any event that gives rise to the receipt by the Parent Guarantor or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any assets or property thereof.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a)    at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own, either directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), Equity Interests representing more than 50% of the total voting power of all of the outstanding voting common stock of Parent Guarantor;

(b)    at any time prior to a Qualifying IPO, the Sponsor and its Controlled funds and investment vehicles, ceasing to beneficially own, collectively, either directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), Equity Interests representing more than 30% of the total voting power of all of the outstanding voting common stock of Parent Guarantor;

(c)    at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than the Permitted Holders, of Equity Interests representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting common stock of Parent Guarantor and (y) the percentage of the total voting power of all of the outstanding voting common stock of Parent Guarantor owned, directly or indirectly, beneficially by the Permitted Holders, unless, in the case of each of clauses (x) and (y) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors (or comparable governing body or managers) of Parent Guarantor;

(d)    Parent Guarantor fails to own and control, directly or indirectly, 100% of the Equity Interests of any Borrower; or

(e)    except as a result of a transaction expressly permitted by this Agreement, Borrowers fail to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party (other than the Parent Guarantor or a Borrower).

“Closing Date” means the date of the making of the Loan under this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” means the obligation of each Lender to make a Loan to Borrowers pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule C under the caption “Commitment”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C to this Agreement delivered by the chief financial officer or treasurer of each Borrower to Agent and Lenders.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries; provided, that when the term “Consolidated” is used herein in reference to the Borrowers and their Subsidiaries, the term “Consolidated” shall mean Liberty and its Subsidiaries on a consolidated basis and LOS and its Subsidiaries on a consolidated basis, with such consolidated numbers then determined on a combined basis, all in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements or agreements governing hedging obligations, but excluding any non-cash or deferred interest plus (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Borrowers and their Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate of the net income (or loss) of the Borrowers and their Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:

(a)    any net after-tax extraordinary, nonrecurring or unusual gains or non-cash losses shall be excluded;

(b)    the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(c)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent Guarantor) shall be excluded;

(d)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(e)    the Consolidated Net Income for such period of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;

(f)    (1) the non-cash portion of “straight-line” rent expense shall be excluded and (2) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(g)    unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;

(h)    the income (or loss) of any non-consolidated entity during such period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of the Parent Guarantor or its Subsidiaries during such period; and

(i)    the income (or loss) of a Subsidiary (or any asset given pro forma treatment) during such period and accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent Guarantor or any of its Subsidiaries or that Person’s assets are acquired by the Parent Guarantor or any of its Subsidiaries shall be excluded.

“Consolidated Non-cash Charges” means, with respect to the Borrowers and their Subsidiaries for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of the Borrowers and their Subsidiaries reducing Consolidated Net Income of such Person for such period on a Consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with any Acquisition or Disposition that is consummated after the Closing Date), but excluding (a) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (b) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to the Borrowers and their Subsidiaries on a Consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes.

“Consolidated Working Capital” means, with respect to the Borrowers and their Subsidiaries on a Consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have correlative meanings.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered among a Loan Party or one of its Subsidiaries, Controlling Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlling Agent” means (a) until the Discharge of ABL Priority Obligations, the ABL Agent and (b) from the Discharge of ABL Priority Obligations, the Agent.

“Covenant Testing Period” means a period (a) commencing on the last day of the calendar month in which a Covenant Trigger Event first occurs and (b) continuing through and including the first day after such Covenant Trigger Event that Liquidity shall have been greater than $25,000,000 for 30 consecutive days.

“Covenant Trigger Event” means if at any time Liquidity shall have been less than $25,000,000 for 5 consecutive Business Days.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)    the product of (i) the Cumulative Retained Excess Cash Flow Amount at such time and (ii) 0.5; plus

(b)    the cumulative amount of cash and Cash Equivalent proceeds received by the Loan Parties on or after January 1, 2018 from (i) the issuance or other sale of Qualified Equity Interests of Parent Guarantor during the period from and after January 1, 2018 through and including the applicable date (including upon exercise of warrants or options) (other than any amount used pursuant to clause (b)(vii) of the definition of “EBITDA”, proceeds used pursuant to Section 6.7(a), and any proceeds of Curative Equity) which proceeds have been contributed as common equity to the capital of Liberty; plus

(c)    the amount of any prepayment of the Loan pursuant to Section 2.2(c)(i) on or after January 1, 2018; provided that (i) such prepayment is not funded with the proceeds of Indebtedness, (ii) the aggregate amount of such prepayments plus the increase in the Cumulative Credit resulting from such prepayments in accordance with this clause (c) shall not exceed the Cumulative Retained Excess Cash Flow Amount minus the aggregate amount of any amount of the Cumulative Credit used to make (x) Investments pursuant to clause (v) of the definition of “Permitted Investments”, (y) Restricted Payments pursuant to Section 6.7(e) and (z) payments or distributions in respect of Indebtedness pursuant to Section 6.6(a), in each case, after the Closing Date and prior to such time, and (iii) voluntary prepayments made pursuant to Section 2.2(c)(i) directly applied to reduce the amount of any prepayment pursuant to Section 2.2(d)(ii) shall be excluded; provided further, that the aggregate amount of clause (c) shall not be greater than $75,000,000; plus

(d)    $15,000,000; minus

(e)    any amount of the Cumulative Credit used to make Investments pursuant to clause (v) of the definition of “Permitted Investments” after the Closing Date and prior to such time; minus

(f)    any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 6.7(e) after the Closing Date and prior to such time; minus

(g)    any amount of the Cumulative Credit used to make payments or distributions in respect of Indebtedness pursuant to Section 6.6(a) after the Closing Date and prior to such time.

For the avoidance of doubt, in respect of the applicable period, Cumulative Credit will be increased only if a prepayment of Excess Cash Flow required pursuant to Section 2.2(d)(ii) or permitted pursuant to Section 2.2(c)(ii) has been made.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to the aggregate cumulative sum, without duplication, of the Retained Percentage of Excess Cash Flow for (a) all Annual Excess Cash Flow Periods and (b) all Semi-Annual Excess Cash Flow Periods ending after January 1, 2018 and prior to such date (in each case prior to any reduction in Excess Cash Flow relating to any voluntary prepayment of Indebtedness). The Cumulative Retained Excess Cash Flow Amount shall only include such period for which the applicable financial statements have been delivered in accordance with Schedule 5.1 and for which any prepayments of Excess Cash Flow have been made.

“Curative Equity” means the net amount of common equity contributions made by existing shareholders to Parent Guarantor in immediately available funds which Parent Guarantor contributes as additional common equity (or other Qualified Equity Interests) contributions to any Borrower in immediately available funds and which is designated “Curative Equity” by Borrowers under Section 9.3 of this Agreement at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Equity.

“Current Assets” means with respect to the Borrowers and their Subsidiaries on a Consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a Consolidated balance sheet of the Borrowers and their Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, Pension Plan assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to the Borrowers and their Subsidiaries on a Consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a Consolidated balance sheet of the Borrowers and their Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) deferred revenue.

“Declined Proceeds” has the meaning specified therefor in Section 2.2(f) of this Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Discharge of ABL Priority Obligations” has the meaning provided in the Intercreditor Agreement.

“Disposition” or “Dispose” means the sale, transfer, assignment, exclusive license, lease or other disposition (including any sale and leaseback transaction) (whether in one transaction or in a series of transactions) of any property by any Person, including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (b) any sale, transfer, assignment, or other disposition of any Equity Interests of another Person, but, for the avoidance of doubt, not the issuance by such Person of its Equity Interests.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other Obligations that are accrued and payable), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Disqualified Institution” means, on any date, (a) any Person designated by Administrative Borrower as a “Disqualified Institution” (including direct competitors of the Borrowers identified by name) by written notice delivered to Agent prior to the date hereof, and (b) those Persons which are direct competitors of the Borrowers identified in writing by Administrative Borrower to Agent from time to time, subject to the written consent of Agent, including, in each case, any affiliate thereof identifiable on the basis of its name (or as identified in a written notice delivered to Agent by Administrative Borrower from time to time) ; provided, that “Disqualified Institutions” shall exclude any Person that Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time; provided further, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrowers or their Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period and with respect to the Borrowers and their Subsidiaries determined on a Consolidated basis in accordance with GAAP:

(a)    Consolidated Net Income, plus

(b)    without duplication and to the extent deducted in determining such net income (or loss) for such period (other than with respect to clauses (ix) and (xii) below), each of the following items:

(i)    Consolidated Taxes,

(ii)    Consolidated Interest Charges,

(iii)    Consolidated Non-cash Charges,

(iv)    the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted under Section 6.10(f),

(v)    the amount of costs, expenses and fees paid during such period in connection with the transactions contemplated hereby to occur on the Closing Date and post-closing matters related thereto in an aggregate amount, during the term of this Agreement, not to exceed the result of (A) $12,700,000 less (B) any original issue discount on the Loan or the ABL Facility that is capitalized,

(vi)    any premiums, expenses or charges (other than Consolidated Non-cash Charges) related to any issuance or sale of Equity Interests (including a Qualifying IPO), Investment, Acquisition, Disposition, recapitalization or the incurrence or permanent repayment or amendment of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful or meeting the dollar amount thresholds specified herein), including (i) such fees, expenses or charges related to the issuance of Indebtedness, and (ii) any amendment or other modification of this Agreement or other Indebtedness,

(vii)    any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement,

(viii)    the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period,

(ix)    the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Administrative Borrower in good faith to be realized, as a result of actions taken or expected to be taken, within 12 months of the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (B) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing EBITDA for such period, (C) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to Section 1.7 and (D) the aggregate amount added pursuant to this clause (ix), together with any amounts added pursuant to clause (x) below, shall not exceed (1) 12.5% of EBITDA for such fiscal period (prior to giving effect to the addbacks pursuant to this clause (ix) and clause (x) below), plus (2) the amount of any cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Act during such fiscal period,

(x)    acquisition, integration and divestiture costs, and costs or expenses incurred by the Borrowers or any of their Subsidiaries, in connection with the acquisition, deployment, and opening of any new hydraulic fracturing spread and related equipment or similar charges; provided that amounts added pursuant to this clause (x), together with any amounts added pursuant to clause (ix) above, shall not exceed 12.5% of EBITDA for such fiscal period (prior to giving effect to the addbacks pursuant to this clause (x) and clause (ix) above,

(xi)    any net after-tax extraordinary, nonrecurring or unusual losses; provided that, solely with respect to cash losses added back pursuant to this clause (xi), Borrowers shall deliver to Agent and Lenders supporting documentation reasonably satisfactory to Agent and the Required Lenders in respect of such cash losses,

(xii)    proceeds of business interruption insurance received in cash during such period (or so long as the Parent Guarantor certifies that such amount is reasonably expected to be received in a subsequent calculation period and within six months from the date of the underlying loss), to the extent not already included in Consolidated Net Income; provided (A) if such amount is not so reimbursed within such six-month period, such expenses or losses shall be subtracted in the subsequent calculation period and (B) if reimbursed or received in a subsequent period, such amount shall not be added back in calculating EBITDA in such subsequent period, and

(xiii)    charges, losses or expenses to the extent indemnified, insured or reimbursed by a third party not an affiliate of a Loan Party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period (or so long as the Parent Guarantor certifies that it is reasonably expected to be so paid or reimbursed within 180 days after the end of such period to the extent not accrued), minus

(c)    without duplication, (i) any net after-tax extraordinary, non-recurring or unusual gains and any non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income;

provided, that, notwithstanding anything to the contrary contained herein, (i) for the period commencing on July 1, 2017 and ending on the Closing Date, EBITDA shall be EBITDA for Borrowers and their Subsidiaries for such period, as adjusted in a manner consistent with the adjustments to EBITDA reflected in EBITDA for the fiscal months ending October 31, 2016 through June 30, 2017 as set forth below, and (ii) for each of the fiscal months set forth below, EBITDA shall be deemed to be the amount set forth below opposite such fiscal month (subject to the cap described in clauses (b)(ix) and (b)(x) above for any particular period):

Fiscal Month	EBITDA other than Adjustments Pursuant to EBITDA clauses (b)(ix) and (b)(x)	Adjustments Pursuant to EBITDA clauses (b)(ix) and (b)(x)	EBITDA
Fiscal Month ending October 31, 2016	($5,182,715)	$1,123,991	($4,058,724)
Fiscal Month ending November 30, 2016	$6,649,902	$1,388,500	$8,038,402
Fiscal Month ending December 31, 2016	$3,874,648	$1,480,500	$5,355,148
Fiscal Month ending January 31, 2017	$7,960,833	$1,370,945	$9,331,778
Fiscal Month ending February 28, 2017	$9,118,717	$1,988,747	$11,107,464
Fiscal Month ending March 31, 2017	$7,995,102	$2,605,412	$10,600,515
Fiscal Month ending April 30, 2017	$18,728,722	$2,466,959	$21,195,681
Fiscal Month ending May 31, 2017	$14,326,991	$2,543,790	$16,870,781
Fiscal Month ending June 30, 2017	$26,781,805	$455,596	$27,237,400

For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and on or after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if any such Permitted Acquisition (and any increase or decrease in the component financial definitions used in the calculation of EBITDA attributable to any Permitted Acquisition) occurred on the first day of such Reference Period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means (a) any Lender, any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of the Parent Guarantor, any Subsidiary of the Parent Guarantor, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by the Parent Guarantor, any Subsidiary of the Parent Guarantor, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Excess Cash Flow” means, for any period, an amount equal to:

(a)    the sum, without duplication, of

(i)    Consolidated Net Income for such period,

(ii)    an amount equal to the amount of (x) all Consolidated Non-cash Charges to the extent deducted in arriving at such Consolidated Net Income and not representing accruals for cash payments in future periods and (y) all cash income or gains excluded pursuant to clauses (a), (b), (d), (e), (f), and (h) of the definition of “Consolidated Net Income”; provided that such cash income or gains shall not be included to the extent any amounts are in respect of proceeds of insurance, judgment or settlement or any purchase price adjustment in respect of an acquisition or disposition,

(iii)    decreases in Consolidated Working Capital of the Borrowers and their Subsidiaries for such period (other than any such decreases arising from Acquisitions or Dispositions by Borrowers and their Subsidiaries completed during such period), and

(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by the Borrowers and their Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income minus

(b)    the sum, without duplication, of

(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges excluded pursuant to clauses (a) through (i), inclusive, of the definition of “Consolidated Net Income”,

(ii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures (without giving effect to the proviso in such definition) or Acquisitions accrued or made in cash during such period, in each case to the extent not financed with Indebtedness (other than revolving loans),

(iii)    the aggregate amount of all principal payments (including cash collateralization) of Indebtedness of the Parent Guarantor or any of its Subsidiaries (including the principal component of payments in respect of Capital Lease Obligations), but excluding (x) optional prepayments of the Loan pursuant to Section 2.2(c)(i), (y) prepayments in respect of the ABL Credit Agreement, and prepayments of other Indebtedness reducing the amount of Excess Cash Flow, and (z) mandatory prepayments of the Loan pursuant to Section 2.2(d)(ii) and other mandatory prepayments of the Loan pursuant to Section 2.2(d) (unless arising from Dispositions that otherwise increase Consolidated Net Income for such period,

(iv)    an amount equal to the aggregate net non-cash gain on Dispositions by the Borrowers and their Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)    increases in Consolidated Working Capital of the Borrowers and their Subsidiaries for such period (other than any such increases arising from Acquisitions or Dispositions by the Borrowers and their Subsidiaries during such period),

(vi)    scheduled cash payments (including cash collateralization) by the Borrowers and their Subsidiaries made during such period in respect of long-term liabilities of the Parent Guarantor or any Subsidiary other than Indebtedness, to the extent not financed with Indebtedness (other than revolving loans to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income),

(vii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and Acquisitions made during such period by the Borrowers and their Subsidiaries on a Consolidated basis pursuant to Section 6.9, and (to the extent not deducted in calculating such Consolidated Net Income) any expense for deferred compensation and bonuses, deferred purchase price or Earn-Outs paid in cash in connection with any such Investments or Acquisitions, in each case to the extent not financed with Indebtedness (other than revolving loans),

(viii)    the amount of Restricted Payments paid during such period pursuant to Sections 6.7(a), to the extent not financed with Indebtedness (other than revolving loans),

(ix)    the aggregate amount of cash expenditures actually (other than any principal payments of Indebtedness not deducted from Excess Cash Flow for such period pursuant to clause (b)(iii) of the definition of “Excess Cash Flow”) made by the Borrowers and their Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures (A) are not expensed during such period, (B) are not deducted in calculating such Consolidated Net Income, (C) are not financed with Indebtedness (other than revolving loans), and (D) are permitted under this Agreement,

(x)    the aggregate amount of any premium (including, without limitation, any Prepayment Premium), make-whole or penalty payments actually paid in cash by the Borrowers and their Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness permitted hereunder, to the extent not financed with long-term Indebtedness (other than revolving loans),

(xi)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration including related fees and expenses required to be paid in cash during such period by the Borrowers and their Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Acquisitions and Investments permitted pursuant to Section 6.9, Capital Expenditures or acquisitions of intellectual property to be consummated or made during such period to the extent not expensed, plus any restructuring cash expenses, pension payments or tax contingency payments paid in cash during such period that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Parent Guarantor following the end of such period, to the extent not financed with Indebtedness (other than revolving loans),

(xii)    the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii)    cash expenditures in respect of swaps (within the meaning of section 1a(47) of the Commodity Exchange Act) (including cash collateralization thereof) during such fiscal year to the extent added back or not deducted in calculating such Consolidated Net Income, and

(xiv)    any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any CFC or FSHCO, (c) any direct or indirect Subsidiary of a Subsidiary that is a CFC or a FSHCO, (d) any Captive Insurance Subsidiary, (e) any Securitization Subsidiary, (f) any Subsidiary with respect to which, in the reasonable judgment of the Agent and the Borrowers, the burden or cost (including any adverse tax consequences) of providing the guaranty shall outweigh the benefits to be obtained by the Lender Group therefrom or (g) any Subsidiary (whether existing on or acquired following the Closing Date) that is prohibited from guaranteeing the Obligations by applicable law or contractual obligations that are in existence on the Closing Date or at the time of acquisition and not entered into in contemplation thereof or if guaranteeing the Obligations would require the consent, approval, license or authorization of any Governmental Authority (unless such consent approval, license or authorization has been obtained; provided that, notwithstanding the foregoing, no Subsidiary that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under the ABL Credit Agreement shall be an Excluded Subsidiary. For the avoidance of doubt, neither Liberty Oilfield Services Inc. nor Liberty Oilfield Services New Holdco LLC shall be an Excluded Subsidiary.

“Excluded Taxes” means (i) any Tax imposed on the net income or net profits of any Lender, any Participant or any Recipient Agent (including any franchise Taxes and branch profits Taxes), in each case (A) imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender, Participant or Recipient Agent is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s, Participant’s or Recipient Agent’s principal office or applicable lending office is located or (B) that are Other Connection Taxes, (ii) Taxes that would not have been imposed but for a Lender’s, Participant’s or Recipient Agent’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Lender based upon the applicable withholding rate in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding Tax at the time such Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any withholding Taxes imposed under FATCA.

“Existing Credit Facility” means that certain Credit Agreement, dated as of October 21, 2013, by and among the Borrowers, as borrowers, Wells Fargo, as administrative agent, issuing lender and swing line lender, the financial institutions party thereto from time to time as lenders and the other parties party thereto from time to time, as amended prior to the date hereof.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC (or any amended or successor version described above), and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith) and a foreign government or one or more agencies thereof to implement the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to such published intergovernmental agreement, treaty or convention.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means that certain fee letter, dated as of August 29, 2017, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Financial Covenant” means any covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) that requires the Loan Parties to achieve, maintain, or not exceed, a stated level of financial condition or performance and includes, without limitation, any requirement that the Loan Parties maintain:

(a)    a specified level of net worth, shareholders’ equity, total assets, cash flow or net income;

(b)    any relationship of any component of its capital structure to any other component thereof (including, without limitation, the relationship of Indebtedness, senior Indebtedness or subordinated Indebtedness to total capitalization or to net worth); or

(c)    any measure of its ability to service its Indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to Indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of Indebtedness).

“Fixed Charges” means, with respect to any fiscal period and with respect to the Borrowers and their Subsidiaries determined on a Consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Charges required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Consolidated Interest Charges) during such period plus (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, plus (other than for purposes of Section 7) (c)(i) all regularly scheduled Restricted Payments paid in cash during such period (other than Restricted Payments permitted under Section 6.7(c)), (ii) Restricted Payments permitted under Section 6.7(d)), and (iii) all amounts paid with respect to Earn-Outs during such period.

For the purpose of any calculation of Fixed Charge Coverage Ratio on or prior to September 30, 2018, (a) the component set forth in clause (a) of the definition of Fixed Charges shall be calculated from the Closing Date to the end of the last fiscal month of the applicable testing period (the “Interim Period”) and annualized by multiplying such amounts (to the extent accrued from the Closing Date to the end of the last fiscal month of the applicable testing period) for the Interim Period by a fraction the numerator of which is 365 and the denominator of which is the actual number of days in such Interim Period and (b) each component set forth in clauses (b) and (c) of definition of Fixed Charges (and clause (a) of the definition of Fixed Charge Coverage Ratio, in the case of Consolidated Taxes) for each period set forth below shall be deemed to be the amount set forth below opposite such period:

	Schedule Principal Payments of Indebtedness	Federal, State and Local Income Taxes	Regularly Scheduled Restricted Payments
Fiscal Month ending October 31, 2016	$145,833	$4,643	$0
Fiscal Month ending November 30, 2016	$145,833	$4,643	$0
Fiscal Month ending December 31, 2016	$145,833	$4,643	$0
Fiscal Month ending January 31, 2017	$145,833	$11,687	$0
Fiscal Month ending February 28, 2017	$145,833	$11,687	$0
Fiscal Month ending March 31, 2017	$145,833	$11,687	$0
Fiscal Month ending April 30, 2017	$145,833	$11,687	$0
Fiscal Month ending May 31, 2017	$145,833	$11,687	$0
Fiscal Month ending June 30, 2017	$145,833	$11,687	$0

“Fixed Charge Coverage Ratio” means, as of any date of determination and with respect to the Borrowers and their Subsidiaries determined on a Consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for the twelve month period ending on such date, minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during the twelve month period ending on such date, minus Consolidated Taxes and Restricted Payments pursuant to Section 6.7(c) (and for purposes of determining compliance with Section 6.7(e), any Restricted Payment paid during such period) paid in cash during the twelve (12) month period ending on such date, to (b) Fixed Charges for the twelve (12) month period ending on such date. For the purpose of any calculation of Fixed Charge Coverage Ratio, Unfinanced Capital Expenditures shall be deemed to be as set forth below:

Fiscal Month	Unfinanced CapEx
Fiscal Month ending October 31, 2016	$0
Fiscal Month ending November 30, 2016	$0
Fiscal Month ending December 31, 2016	$0
Fiscal Month ending January 31, 2017	$13,823,010
Fiscal Month ending February 28, 2017	$13,823,010
Fiscal Month ending March 31, 2017	$13,823,010
Fiscal Month ending April 30, 2017	$6,754,600
Fiscal Month ending May 31, 2017	$6,754,600
Fiscal Month ending June 30, 2017	$6,754,600

For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to Agent as if any such Permitted Acquisition (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Permitted Acquisition) occurred on the first day of such Reference Period.

“Flow of Funds Agreement” means a disbursement letter, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers, Agent and ABL Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“FSHCO” means any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests of one or more CFCs or Indebtedness and more than 50% of the Equity Interests in one or more CFCs.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrowers and their Subsidiaries, determined on a Consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, amounts outstanding under the ABL Facility (including, without limitation, the aggregate face amount of letters of credit issued thereunder), and the amount of their Capitalized Lease Obligations.

“Funding Losses” has the meaning specified therefor in Section 2.8(b)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, collectively, (a) the Parent Guarantor, (b) each Subsidiary of the Parent Guarantor existing on the Closing Date (other than the Borrowers or any Excluded Subsidiary) and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under

Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any Earn-Out or similar obligations to the extent required to be recognized as a liability on the balance sheet of such Person under GAAP, in each case, to the extent more than thirty (30) days past due, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Information Certificate” means a certificate in the form of Exhibit D to this Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means the intercreditor agreement, dated as of the Closing Date, by and among the Agent, the ABL Agent, the other agents party thereto (if any), and the Loan Parties, as may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers and their Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 3, or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of covenant compliance, the amount of any outstanding Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value, or write-ups, write-downs, or write-offs of such Investment, net of any repayments thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (e) Agent’s and Lenders’ reasonable, documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (f) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Loan Documents, and (g) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral (provided, that, in each case, the fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to one primary counsel to Agent, one primary counsel to the Lenders, taken as a whole, one local counsel to Agent and Lenders taken as a whole in each reasonably necessary jurisdiction, one specialty counsel to Agent and Lenders taken as a whole in each reasonably necessary specialty area, and one or more additional counsel in each relevant jurisdiction for those Lenders similarly situated solely in the case of an actual or potential conflict of interest).

“Lender Group Representatives” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, successors and assigns and the officers, direct and indirect owners, directors, employees, agents, advisors, attorneys, controlling persons and members of each of the foregoing.

“Liberty” has the meaning specified therefor in the preamble to this Agreement.

“Liberty Holdings” has the meaning specified therefor in the preamble to this Agreement.

“LIBOR Deadline” has the meaning specified therefor in Section 2.8(b)(i) of this Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit E to this Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.8(a) of this Agreement.

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below 1.00%, then the rate shall be deemed to be 1.00%). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, the sum of (a) Availability and (b) unrestricted cash and Cash Equivalents of the Loan Parties that are deposited in a Deposit Account or Securities Account, as applicable, subject to a Control Agreement (to the extent required to be subject to a Control Agreement pursuant to Section 5.11 or Section 5.12) as of such date.

“Loan” means an extension of credit by a Lender to Borrowers under Article 2.

“Loan Documents” means this Agreement, the Control Agreements, any Collateral Access Agreement, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Management Fee Subordination Agreement, any Note or Notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, the Right of First Offer Letter, any Mortgage, the Assignment of Business Interruption Insurance, any copyright security agreement, any patent security agreement, any trademark security agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement.

“Loan Party” means any Borrower or any Guarantor.

“LOS” has the meaning specified therefor in the preamble to this Agreement.

“Management Fee Subordination Agreement” means that certain Management Fee Subordination Agreement, dated as of the Closing Date, among the Sponsor, the Parent Guarantor and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Management Services Agreement” means that certain letter agreement dated December 30, 2011 by and between Parent Guarantor and Riverstone/Carlyle Energy Partners IV, L.P., as amended.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, operations, results of operations, assets, properties, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Agent or any Lender under the Loan Documents (including, without limitation, the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of an action taken or not taken that is solely in the control of Agent), or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of the Loan Documents, or (d) a material adverse change in, or a material adverse effect upon, the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means, with respect to any Person, each contract (other than a Loan Document) to which such Person is a party as to which the breach, non-performance, or cancellation by any party thereto would have a Material Adverse Effect.

“Material Credit Facility” means (a) the ABL Credit Agreement and (b) any other agreement creating or evidencing Indebtedness permitted under clause (s) of the definition of “Permitted Indebtedness” in a principal amount outstanding or available for borrowing equal to or greater than $10,000,000.

“Maturity Date” means September 19, 2022.

“Measurement Period” means, at any date of determination, the most recently completed four (4) consecutive fiscal quarter period for which financial statements were required to have been delivered pursuant to the terms of this Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, collectively, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust identified to be mortgaged on Schedule 3(a) of the Information Certificate (together with the fixture filings and Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to the Guaranty and Security Agreement, in each case as amended.

“Most Favored Lender Notice” has the meaning specified therefor in Section 5.17(a).

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means

(a)    with respect to any Disposition by any Loan Party or any of its Subsidiaries of assets or any Casualty Event, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (a) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (i) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (ii) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition, (b) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such Disposition or Casualty Event, (c) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such Disposition or Casualty Event, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (d) all amounts that are set aside as a reserve (i) for adjustments in respect of the purchase price of such assets, (ii) for any liabilities associated with such Disposition or Casualty Event, to the extent such reserve is required by GAAP, and (iii) for the payment of unassumed liabilities relating to the assets Disposed of at the time of, or within 30 days after, the date of such Disposition, to the extent that in each case the funds described above in this clause (d) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of the Controlling Agent, and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.2(d) of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve; provided that, the Parent Guarantor and its Subsidiaries shall be entitled to reinvest any part of such proceeds, in assets (other than current assets) useful for its business within 180 days of such receipt, and such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent such proceeds are not so used within 180 days of such receipt; provided, however, that no proceeds realized in (x) a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds net of the amounts described in clauses (a) through (d) above shall exceed $1,000,000 (it being understood and agreed that transactions involving the same types of assets (A) during a defined time period or frequency or (B) with the same transferees shall constitute a series of related transactions), and (y) all such transactions shall constitute Net Cash Proceeds unless such proceeds net of the amounts described in clauses (a) through (d) above shall exceed $10,000,000 in the aggregate, and

(b)    100% of the cash proceeds from the incurrence, issuance or sale by the Parent Guarantor or any of its Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“New Parent” has the meaning specified therefor in Section 8.13 of this Agreement.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.1 of this Agreement.

“Notes” means the promissory notes of Borrower payable to the order of each Lender evidencing the Loan made by such Lender, in substantially the form of Exhibit A.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal, within the meaning of Section 4201 of ERISA, of any Loan Party or ERISA Affiliate from a Multiemployer Plan, (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is reasonably expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a material liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a material liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

“Obligations” means all loans (including the Loan), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to letters of credit (irrespective of whether contingent), premiums (including, without limitation, Prepayment Premium), Funding Losses, if any, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Loan, (ii) interest accrued on the Loan, (iii) Lender Group Expenses, (iv) fees payable under this Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Other Connection Taxes” means, with respect to any Lender, Participant or Recipient Agent, Taxes imposed as a result of a present or former connection between such Lender, Participant or Recipient Agent and the jurisdiction or taxing authority imposing the Tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar excise or other Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Company” means (a) Parent Guarantor and (b) any other Person of which each Borrower is a direct or indirect Subsidiary.

“Parent Guarantor” means (a) prior to the Qualifying IPO, Liberty Holdings and (b) on and after the Qualifying IPO, the Ultimate Parent.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Permitted Acquisition” means any Acquisition so long as:

(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition,

(b)    after giving pro forma effect to such Acquisition, the Loan Parties shall have complied with their obligations (i) in Section 7 (to the extent in effect) and (ii) pursuant to any Additional Provision,

(c)    such Acquisition shall have been approved by the Board of Directors of the Person which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law,

(d)    any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness,

(e)    Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form (including as to scope and underlying assumptions) reasonably satisfactory to Agent; provided that such due diligence package shall only be required to be delivered by Borrowers for Acquisitions with a purchase price consideration in excess of $25,000,000,

(f)    Borrowers have provided Agent with written notice of the proposed Acquisition at least 5 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(g)    the assets being acquired (other than a de minimis amount of assets in relation to the total assets of the Borrowers and their Subsidiaries), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto,

(h)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada, and

(i)    the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of this Agreement, as applicable, of this Agreement and, in the case of an acquisition of Equity Interests, the Person whose Equity Interests are acquired shall become a Loan Party and the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties.

“Permitted Discretion” means, with respect to any Person, a determination or judgment by such Person made exercising reasonable (from the perspective of a secured asset-based lender) credit or business judgment in good faith.

“Permitted Dispositions” means:

(a)    sales, abandonment, or other Dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries,

(b)    sales of Inventory to buyers in the ordinary course of business,

(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)    the granting of Permitted Liens,

(f)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)    any involuntary loss, damage or destruction of property,

(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)    the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,

(j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent Guarantor,

(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l)    the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m)    the making of Permitted Investments,

(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries (other than any Borrower) to a Loan Party (other than the Parent Guarantor), and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party,

(o)    dispositions of Equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral,

(p)    dispositions of assets acquired by the Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of the Loan Parties and their Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,

(q)    sales or other dispositions of assets not constituting Collateral,

(r)    sales or other dispositions of assets not otherwise permitted in clauses (a) through (q) above so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (ii) each such sale or disposition is in an arm’s-length transaction and the applicable Loan Party or its Subsidiary receives at least the fair market value of the assets so disposed as reasonably determined by Borrowers, and (iii) the consideration received by the applicable Loan Party or its Subsidiary consists of at least 75% cash and Cash Equivalents and is paid at the time of the closing of such sale or disposition, and

(s)    sales or other dispositions of assets not otherwise permitted in clauses (a) through (r) above not exceeding $5,000,000 during the term of this Agreement.

“Permitted Holder” the Sponsor, Laurel Road, LLC, Laurel Road II, LLC, Spruce Road, LLC and each of their respective Controlled funds and investment vehicles.

“Permitted Indebtedness” means:

(a)    Indebtedness in respect of the Obligations,

(b)    Indebtedness as of the Closing Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)    Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions,

(f)    [reserved],

(g)    unsecured Acquired Indebtedness in an amount not to exceed $10,000,000 outstanding at any one time so long as (i) the aggregate annual amortization with respect to such Acquired Indebtedness does not exceed 2.5% of the principal amount of such Acquired Indebtedness and (ii) such Acquired Indebtedness does not have principal payments being made prior to the date that is 6 months after the Maturity Date,

(h)    [reserved],

(i)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)    the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services,

(l)    unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Parent Guarantor that has been issued to such Persons permitted by Section 6.7,

(m)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(n)    Indebtedness composing Permitted Investments,

(o)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(p)    unsecured Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent,

(q)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(r)    Indebtedness under the ABL Documents and, to the extent permitted under the Intercreditor Agreement, any Refinancing Indebtedness thereof, in each case in an aggregate principal amount not to exceed the amount thereof permitted by the Intercreditor Agreement,

(s)    Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $15,000,000 so long as, in the case of any secured Indebtedness, the holder of such secured Indebtedness (or an agent or representative in respect thereof) shall have entered into the Intercreditor Agreement or another customary intercreditor agreement in form and substance reasonably satisfactory to Agent and the Loan Parties (each such agreement, a “Additional Intercreditor Agreement”),

(t)    Subordinated Indebtedness in an aggregate outstanding amount not to exceed $50,000,000 at any one time, and

(u)    any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $50,000,000.

Any Indebtedness incurred under clauses (s), (t) or (u) shall only constitute Permitted Indebtedness to the extent the Loan Parties have complied with the Right of First Offer Letter.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party (other than the Parent Guarantor), (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, and (c) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as (i) the parties thereto are party to the Intercompany Subordination Agreement and (ii) in the case of clause (c), such Indebtedness is permitted by clause (s), (t) or (u) of the definition of Permitted Indebtedness.

“Permitted Investments” means:

(a)    Investments in cash and Cash Equivalents,

(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)    advances made in connection with purchases and acquisitions of Inventory, supplies, materials, equipment, goods, services, contract rights, or licenses or leases of intellectual property, in each case, in the ordinary course of business,

(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement,

(f)    guarantees permitted under the definition of Permitted Indebtedness,

(g)    Permitted Intercompany Advances,

(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)    (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent Guarantor so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent Guarantor, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $3,000,000 at any one time,

(k)    Permitted Acquisitions,

(l)    Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent Guarantor),

(m)    Investments resulting from entering into (i) bank product agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,

(n)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p)    Investments consisting of non-cash consideration received in connection with Permitted Dispositions, so long as the non-cash consideration received in connection with any Permitted Disposition does not exceed 25% of the total consideration received in connection with such Permitted Disposition,

(q)    Investments consisting of the licensing or contribution of intellectual property, in each case, on a non-exclusive basis, pursuant to joint marketing arrangements with other Persons,

(r)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplation thereof,

(s)    Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder,

(t)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Loan Party or any of its Subsidiaries,

(u)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $20,000,000,

(v)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in the form of cash in an aggregate amount not to exceed the portion, if any, of the Cumulative Credit that the Loan Parties elect to apply to this clause (v), such election to be specified in a written notice of an Authorized Person of the Administrative Borrower calculating in reasonable detail the amount of the Cumulative Credit immediately prior to such election and the amount thereof to be so applied, and

(w)    Investments (other than Acquisitions) the payment for which consists of the Equity Interests (other than Disqualified Equity Interests) of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor.

“Permitted Liens” means:

(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d)    Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)    Liens on fixed or capital assets or the interests of lessors under Capital Leases permitted under clause (c) of the definition of Permitted Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)    Liens on amounts deposited to secure Parent Guarantor’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,

(i)    Liens on amounts deposited to secure Parent Guarantor’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)    Liens on amounts deposited to secure Parent Guarantor’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)    Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r)    [reserved],

(s)    cash collateral securing the Indebtedness permitted under clause (j) of the definition of Permitted Indebtedness; provided that the cash collateral securing any such Indebtedness in respect of commodity Hedge Agreements shall not exceed $5,000,000 in the aggregate,

(t)    (i) Liens on Collateral securing the Indebtedness permitted under clause (r) of the definition of Permitted Indebtedness to the extent such Liens are subject to the Intercreditor Agreement and (ii) Liens on Collateral securing the Indebtedness permitted under clause (s) of the definition of Permitted Indebtedness to the extent such Liens are subject to the Intercreditor Agreement, or an Additional Intercreditor Agreement,

(u)    Liens on Collateral securing the Indebtedness permitted under clause (t) of the definition of Permitted Indebtedness to the extent such Liens are subject to an Additional Intercreditor Agreement, and

(v)    Liens in favor of any Loan Party; provided, that such Liens are subordinated to Agent’s Liens on terms and conditions reasonably satisfactory to Agent.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations and Acquired Indebtedness), at the time of, or within 60 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding not in excess of $15,000,000 at any one time.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Prepayment Premium” means as of any Settlement Date, an amount equal to the percentage of the Called Principal of the Loan set forth in the table below opposite the applicable period in which a prepayment occurs; provided that the Prepayment Premium payable in connection with (a) a Change of Control or (b) prepayments in an aggregate amount not to exceed $61,250,000 during the term of this Agreement from the proceeds of issuances of Qualified Equity Interests (including without limitation, a Qualifying IPO) shall be calculated based on 50% of the otherwise applicable rate set forth below:

Period	Percentage of Called Principal of the Loan
The date following the Closing Date through and including the first anniversary of the Closing Date	3%

The date following the first anniversary of the Closing Date through and including the second anniversary of the Closing Date	2%

The date following the second anniversary of the Closing Date through and including the third anniversary of the Closing Date	1%

At all times after the third anniversary of the Closing Date	0%

“Projections” means Borrowers’, on a Consolidated basis, forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to each Lender, as of any date of determination, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Loan of such Lender on such date and the denominator of which is the amount of the Loan on such date.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Parent Guarantor (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the applicable Loan Parties or Subsidiaries (other than a Securitization Subsidiary), on the one hand, and the Securitization Subsidiary, on the other hand, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value, (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms and (d) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing (i) is not recourse (except for Standard Securitization Undertakings) to any Loan Party or any Subsidiary and (ii) is incurred pursuant to Section 6.1. The grant of a security interest in any Securitization Assets of any Loan Party or any Subsidiary (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance and sale by any Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) pursuant to which net cash proceeds of at least $50,000,000 are received by or contributed to such Parent Company.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Recipient Agent” means an agent that receives payments on behalf of the Lenders and the Participants.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” has the meaning set forth in the definition of EBITDA.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness (other than Indebtedness in respect of the Obligations) so long as:

(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)    such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)    if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f)    if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.9(b) of this Agreement.

“Replacement Notice” has the meaning specified therefor in Section 14.2 of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of the Loan at such time; provided, that at any time there are two or more Lenders (that are not Affiliates of one another), “Required Lenders” must include at least two Lenders (that are not Affiliates of one another).

“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by the Parent Guarantor or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving such Person) or to the direct or indirect holders of Equity Interests issued by the Parent Guarantor or any of its Subsidiaries (other than dividends or distributions payable in Qualified Equity Interests issued by the Parent Guarantor or any of its Subsidiaries), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving such Person) any Equity Interests issued by the Parent Guarantor or any of its Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding.

“Restricted Subsidiary” means each Subsidiary of each Borrower that is not an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Annual Excess Cash Flow Period and any Semi-Annual Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Annual Excess Cash Flow Period or Semi-Annual Excess Cash Flow Period, as applicable.

“Right of First Offer Letter” means that certain letter agreement, dated as of the Closing Date, by and among the Loan Parties and the Lenders with respect to future financings.

“Sanctioned Entity” means (a) a country, territory or region or a government of a country, territory or region, (b) an agency of the government of a country, territory or region (c) an organization directly or indirectly controlled by a country, territory or region or its government, or (d) a Person resident in or determined to be resident in a country, territory or region in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country, territory or region sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Securitization Financing and the proceeds thereof.

“Securitization Financing” means any transaction or series of transactions that may be entered into by any Borrower and/or any Subsidiary or Unrestricted Subsidiary pursuant to which any Borrower and/or any Subsidiary or Unrestricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by any Borrower and/or any Subsidiary or Unrestricted Subsidiary) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of any Borrower and/or any Subsidiary or Unrestricted Subsidiary, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Subsidiary” means a wholly-owned Subsidiary or Unrestricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which any Borrower or any Subsidiary or Unrestricted Subsidiary makes an Investment and to which any Borrower or any Subsidiary or Unrestricted Subsidiary transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrowers and/or the Subsidiaries or Unrestricted Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of any Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by any Loan Party, any Subsidiary or any Unrestricted Subsidiary, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Loan Party, any Subsidiary or any Unrestricted Subsidiary, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of any Loan Party, any Subsidiary or any Unrestricted Subsidiary, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of any Loan Party, any Subsidiary or any Unrestricted Subsidiary, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Parent Guarantor and each Borrower reasonably believes to be no less favorable to Parent Guarantor, such Borrower, such Subsidiary or such Unrestricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of any Loan Party and (c) to which none of any Loan Party, any Subsidiary or any Unrestricted Subsidiary, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of any Borrower or such other Person shall be evidenced to the Agent by delivery to the Agent of a certified copy of the resolution of the board of directors of such Borrower or such other Person giving effect to such designation and a certificate executed by an Authorized Person certifying that such designation complied with the foregoing conditions.

“Semi-Annual Excess Cash Flow Period” means each semi-annual period of the Parent Guarantor ending June 30, commencing with the semi-annual period ending June 30, 2018.

“Settlement Date” means, with respect to any Called Principal of the Loan, the date on which such Called Principal is to be prepaid pursuant to Section 2.2(c) or has become or is declared to be immediately due and payable pursuant to Section 9.1, as the context requires.

“Shareholder Notes” means the Amended and Restated Liberty Oilfield Services Holdings 2017 Bridge Notes dated as of June 12, 2017, issued by the Parent Guarantor to R/C IV Liberty Holdings, L.P., R/C Energy IV Direct Partnership, L.P., Spruce Road, LLC and Laurel Road III, LLC, in an aggregate amount equal to $60,761,096.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Event of Default” means any Event of Default described in any of Sections 8.1, 8.2(a) (but only with respect to breach of (i) Section 7 of this Agreement or (ii) any Additional Provision), 8.4, or 8.5.

“Sponsor” means Riverstone Holdings LLC, a Delaware limited liability company.

“Sponsor Affiliated Lender” means financial institutions (including commercial finance companies), investment funds or managed accounts with respect to which Sponsor or an Affiliate of Sponsor is an Affiliate or an advisor or manager in the ordinary course of business, provided, that, (a) no Sponsor Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Agent or any Lender to which representatives of the Loan Parties are not invited, and (ii) receive any information or material prepared by, or for the use of, the Agent or any Lender (including, without limitation any commercial finance examinations or appraisals) or any communication by or among Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loan), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Agent or any other Lender or any of their respective Affiliates with respect to any duties or obligations or alleged duties or obligations of the Agent or any other such Lender under the Loan Documents and (b) each Sponsor Affiliated Lender (other than an Affiliated Debt Fund) in connection with any (A) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or in respect of any consent, waiver, vote, or other action in connection with an Insolvency Proceeding involving a Loan Party, (B) other action on any matter related to any Loan Document or occurring in relation to any Insolvency Proceeding involving a Loan Party, or (C) direction to Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, such Lender shall be deemed to have voted (and, at the request of Agent, shall so vote, and if it fails to promptly so vote, Agent shall have a proxy and the right to vote) its interest as a Lender without discretion in the same proportion as Lenders that are not Sponsor Affiliated Lenders in connection with any such matter hereunder, except that Sponsor Affiliated Lenders shall be entitled to vote in connection with any amendment, waiver or consent hereunder that adversely affects the Sponsor Affiliated Lender disproportionately as compared to other affected Lenders. For clarity, except as provided in clause (b) above, if any action requires the consent of any “affected Lender,” the Sponsor Affiliated Lender shall be deemed to have consented to such action.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower, any Subsidiary or any Unrestricted Subsidiary that are customary in a Securitization Financing.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party or its Subsidiaries incurred from time to time that is subordinated in right of payment and lien priority to the Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in this Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-acceleration to designated “senior debt” (including the Obligations), and (e) the terms and conditions of the subordination are reasonably acceptable to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity. Notwithstanding the foregoing (and except for purposes of Sections 4.13, 4.18, 5.11, 8.2(a) (solely with respect to a breach of Section 5.11) and 8.7, and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Parent Guarantor or any of its Subsidiaries for purposes of this Agreement.

“Super-Majority Lenders” means, at any time, Lenders holding in the aggregate more than 75% of the aggregate outstanding principal amount of the Loan at such time; provided, that at any time there are two or more Lenders (that are not Affiliates of one another), “Super-Majority Lenders” must include at least two Lenders (that are not Affiliates of one another).

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or additions to tax with respect thereto.

“Term Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrowers and their Subsidiaries on a Consolidated basis outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP, minus (b) the aggregate amount of cash and Cash Equivalents (other than restricted cash and Cash Equivalents), not to exceed $20,000,000, as included on the Consolidated balance sheet of the Borrowers and their Subsidiaries as of such date.

“Total Net Leverage Ratio” means as of any date, the ratio of (a) Total Net Debt outstanding on such date to (b) (i) for purposes of Section 6.6(a) and Section 6.7(e), the product of (x) EBITDA for the most recently completed fiscal quarter for which financial statements were required to have been delivered pursuant to the terms of this Agreement and (y) 4, and (ii) for all other purposes, EBITDA for the latest Measurement Period ending closest to such date, in each case, all calculated for the Parent Guarantor on a Consolidated basis.

“TTM EBITDA” means, as of any date of determination, EBITDA of the Borrowers and their Subsidiaries determined on a Consolidated basis in accordance with GAAP, for the 12 month period most recently ended.

“Ultimate Parent” means the issuer under any Qualifying IPO. The Ultimate Parent is currently expected to be Liberty Oilfield Services, Inc., a Delaware corporation.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any revolving loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“United States” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of any Borrower formed or acquired by such Borrower after the Closing Date designated by Administrative Borrower as an Unrestricted Subsidiary hereunder by written notice to Agent; provided, that, Administrative Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Closing Date and so long as each of the following conditions is satisfied (a) as of the date thereof and after giving effect thereto, no Default or Event of Default exists or has occurred and is continuing, (b) immediately after giving effect to such designation, Borrowers shall be in compliance, on a pro forma basis, with (i) any financial covenants set forth in Section 7 and (ii) any Additional Provision, (c) such Subsidiary shall not be a Loan Party, (d) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Administrative Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.9, (e) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.9, (f) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of the ABL Credit Agreement, and (g) Agent shall have received an officer’s certificate executed by an Authorized Person of Administrative Borrower, certifying compliance with the requirements of preceding clauses (a) through (f), and containing the calculations and information required by the preceding clause (b). Administrative Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of the Agreement (each, a “Subsidiary Redesignation”); provided, that, (i) as of the date thereof, and after giving effect thereto, no Default or Event of Default exists or has occurred and is continuing, (ii) immediately after giving effect to such Subsidiary Redesignation, Borrowers shall be in compliance, on a pro forma basis, with (x) any financial covenants set forth in Section 7 (to the extent then in effect) and (y) any Additional Provision, (iii) Agent shall have received an officer’s certificate executed by an Authorized Person of Administrative Borrower, certifying compliance with the requirements of preceding clauses (i) and (ii), and containing the calculations and information required by the preceding clause (ii), and (iv) no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Parent Guarantor and Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent, Lenders, Parent Guarantor and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Loan

Parties after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained herein, (a) all references to “Borrowers and their Subsidiaries” in connection with any accounting terms, financial covenants and financial statements contained herein shall be deemed to refer to “Ultimate Parent and its Subsidiaries” after a Qualifying IPO, (b) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein (including, without limitation, any financial covenant set forth in Section 7 and any Additional Provision) shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (c) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, the Loan, together with the payment of any premium (including, without limitation, any Prepayment Premium) and Funding Losses applicable to the repayment of the Loan, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, and (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7    Pro Forma Calculation. Whenever pro forma effect is to be given to a Permitted Acquisition, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Administrative Borrower and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Permitted Acquisition, in each case calculated in the manner described, and subject to the limitations contained, in the definition of EBITDA.

2.	THE LOAN AND TERMS OF PAYMENT.

2.1    The Loan. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make, on the Closing Date, a single Loan to Borrowers in an amount equal to such Lender’s Commitment; provided that such Loan shall be funded net of additional interest in an amount equal to 2.0% of such Commitment. Upon satisfaction of the applicable conditions set forth in Section 3.1, Agent shall make all funds received by the Lenders available to Borrowers in like funds as received by Agent by wire transfer of such funds, in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrowers. The Commitment of each Lender shall automatically terminate immediately after its Loan is advanced on the Closing Date. Borrowers may not borrow, repay, and reborrow the Loan.

2.2    Payments; Prepayments.

(a)    Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)    Apportionment and Application.

(i)    So long as no Application Event has occurred and is continuing and subject to Section 2.2(f), all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders.

(ii)    Subject to Section 2.2(b)(v) and Section 2.2(d), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Loan outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)    At any time that an Application Event has occurred and is continuing, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents,

(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,

(C)    third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D)    fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(E)    fifth, ratably, to pay interest accrued in respect of the Loan, until paid in full,

(F)    sixth, ratably, to pay the principal of the Loan, until paid in full,

(G)    seventh, to pay any other Obligations, until paid in full, and

(H)    eighth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(v)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.2(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)    For purposes of Section 2.2, “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)    In the event of a direct conflict between the priority provisions of this Section 2.2 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.

(c)    Optional Prepayments.

(i)    The Borrowers may, upon irrevocable written notice to the Agent as provided in clause (iii) below, at any time or from time to time, voluntarily prepay the Loan at 100% of the Called Principal of the Loan, plus the Prepayment Premium and any Funding Losses, in each case, to the extent applicable, plus the interest accrued and unpaid thereon; provided that (i) any prepayment of a LIBOR Rate Loan shall be in a minimum Called Principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and (ii) any prepayment of a Base Rate Loan shall be in a minimum Called Principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

(ii)    The Borrowers may, upon irrevocable written notice to the Agent as provided in clause (iii) below, at their option, during each period commencing

August 15 and ending October 31 of each year, beginning with the first Semi-Annual Excess Cash Flow Period following June 30, 2018, prepay the outstanding principal amount of the Loan in an amount equal to (x) the Applicable ECF Percentage of the Excess Cash Flow of the Borrowers and their Subsidiaries on a Consolidated basis for such Semi-Annual Excess Cash Flow Period minus (y) the sum of (A) all voluntary prepayments of the Loan during such Semi-Annual Excess Cash Flow Period pursuant to Section 2.2(c)(i), and (B) all voluntary prepayments of loans under the ABL Credit Agreement during such Semi-Annual Excess Cash Flow Period to the extent the commitments under the ABL Credit Agreement are permanently reduced by the amount of such payments, excluding, in each case, prepayments made from the proceeds of long-term Indebtedness.

(iii)    Borrowers shall give the Agent irrevocable written notice of any prepayment to be made pursuant to Section 2.2(c) at least ten (10) Business Days, and not more than thirty (30) days, prior to the Settlement Date specifying:

(A)    the Settlement Date;

(B)    the aggregate amount of the Called Principal of the Loan, the accrued and unpaid interest thereon and the applicable Prepayment Premium, if any;

(C)    if the Loan is a LIBOR Rate Loan, the Interest Period of the Loan; and

(D)    that such prepayment is to be made pursuant to Section 2.2(c).

Upon the giving of such notice, the Called Principal of the Loan together with the Prepayment Premium, if any, the Funding Losses, if any, and the interest accrued and unpaid thereon to the Settlement Date shall become due and payable on the Settlement Date.

The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d)    Mandatory Prepayments.

(i)    Principal Prepayments. The Borrowers shall repay to the Agent for the ratable account of the Lenders (x) on the last day of each March, June, September and December, commencing with December 31, 2017, an aggregate amount equal to 1.00% per annum of the aggregate principal amount of the Loan outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in

Section 2.2(g)), and (y) on the Maturity Date, the aggregate principal amount of the Loan outstanding on such date, together with all other outstanding Obligations on such date.

(ii)    Excess Cash Flow. No later than April 30 following each Annual Excess Cash Flow Period, commencing with the first full Annual Excess Cash Flow Period following the Closing Date, the Borrowers shall prepay the outstanding principal amount of the Loan in an amount equal to (i) the Applicable ECF Percentage of the Excess Cash Flow of the Borrowers and their Subsidiaries on a Consolidated basis for such Annual Excess Cash Flow Period minus (ii) the sum of (A) all voluntary prepayments of the Loan during such Annual Excess Cash Flow Period (or otherwise prior to the date of the mandatory prepayment pursuant to this Section 2.2(d)(ii) and without duplication of any such voluntary prepayment taken into account in calculating Excess Cash Flow for a prior Annual Excess Cash Flow Period) pursuant to Section 2.2(c), and (B) all voluntary prepayments of loans under the ABL Credit Agreement during such Annual Excess Cash Flow Period (or otherwise prior to the date of the mandatory prepayment pursuant to this Section 2.2(d)(ii) and without duplication of any such voluntary prepayment taken into account in calculating Excess Cash Flow for a prior Annual Excess Cash Flow Period) to the extent the commitments under the ABL Credit Agreement are permanently reduced by the amount of such payments, excluding, in each case, prepayments made from the proceeds of long-term Indebtedness.

(iii)    Dispositions. If (x) the Parent Guarantor or any of its Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by clauses (a) through (o), inclusive, of the definition of “Permitted Disposition”), or (y) any Casualty Event occurs, which results in the realization or receipt by the Parent Guarantor or any of its Subsidiaries of Net Cash Proceeds, such Person shall, subject to the terms of the Intercreditor Agreement, cause to be prepaid an aggregate principal amount of the Loan in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the date of the realization or receipt by such Person of such Net Cash Proceeds.

(iv)    Debt Securities. If the Parent Guarantor or any of its Subsidiaries incurs or issues any Indebtedness after the Closing Date that is not otherwise permitted to be incurred pursuant to Section 6.1, the Borrowers shall cause to be prepaid an aggregate principal amount of the Loan in an amount equal to 100% of all Net Cash Proceeds received therefrom, plus the Prepayment Premium, immediately upon receipt by the Parent Guarantor or any of its Subsidiaries of such Net Cash Proceeds; provided, that such prepayment shall not be deemed to cure any Default or Event of Default resulting from the incurrence of such Indebtedness.

(v)    Curative Equity. Within one Business Day of the date of receipt by any Borrowers of the proceeds of any Curative Equity pursuant to Section 9.3, Borrowers shall prepay the outstanding principal of the Obligations in accordance with Section 2.2(g) in an amount equal to 100% of such proceeds.

(e)    Notice of Mandatory Prepayments. The Borrowers shall notify the Agent in writing of any mandatory prepayment under Section 2.2(d) (other than Section 2.2(d)(i)) two (2) Business Days prior to the prepayment date. Upon receipt of such notice, the Agent shall promptly notify the Lenders in writing of such prepayment.

(f)    Declined Proceeds. Any Lender may elect to decline the entire portion of the prepayment of the Loan pursuant to Section 2.2(d) (such declined amounts, “Declined Proceeds”) by delivering written notice to the Agent of such election one (1) Business Day prior to the date of such prepayment, in which case, the Borrowers shall have the right, but not the obligation, to either (i) make an optional prepayment on the Loan in accordance with Section 2(c) held by such Lender in an amount equal to the Declined Proceeds by such Lender, but without any Prepayment Premium or penalty, or (ii) retain such Declined Proceeds. In the absence of delivery of a notice declining any prepayment by any Lender within the time frame set forth in this clause (f), such Lender shall automatically be deemed to have accepted such payment.

(g)    Application of Payments. Each prepayment of the Loan pursuant to Section 2.2(c) and Section 2.2(d) shall be (x) applied in inverse order of succeeding scheduled principal installments to the Loan and (y) subject to Section 2.2(f), paid to the applicable Lenders in accordance with their respective Pro Rata Shares of such prepayment.

2.3    Promise to Pay; Promissory Notes.

(a)    Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor is made by Agent. Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.3(a) shall survive payment or satisfaction in full of all other Obligations.

(b)    Any Lender may request that any portion of its Loan made by it be evidenced by one or more Notes. In such event, Borrowers shall execute and deliver to such Lender the requested Notes payable to the order of such Lender. Thereafter, the portion of the Loan evidenced by such Notes and interest thereon shall at all times be represented by one or more Notes payable to the order of the payee named therein.

2.4    Interest Rates, Payments, and Calculations.

(a)    Interest Rates. Except as provided in Section 2.4(b) below, (i) a LIBOR Rate Loan shall bear interest, on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin for such LIBOR Rate Loan, and (ii) a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for such Base Rate Loan.

(b)    Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), the Loan and all Obligations shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder.

(c)    Payment. Except to the extent provided to the contrary in Section 2.7 or Section 2.8(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (y) the date on which demand therefor is made by Agent.

(d)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Parent Guarantor, Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.6    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Loan, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.5, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Loan, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.7    Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.8    LIBOR Option.

(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.8(b) below (the “LIBOR Option”) to have interest on all or a portion of the Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on a LIBOR Rate Loan shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to a LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to a Base Rate Loan of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Agent or the Required Lenders, Borrowers no longer shall have the option to request that the Loan bear interest at a rate based upon the LIBOR Rate.

(b)    LIBOR Election.

(i)    Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for the Loan and an Interest Period pursuant to this Section 2.8(b) shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)    Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with a LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of such LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of such LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay such LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.8 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii)    Unless the Required Lenders, in their sole discretion, agree otherwise, Borrowers shall have not more than two LIBOR Rate Loans in effect at any given time.

(c)    Conversion; Prepayment. Borrowers may convert a LIBOR Rate Loan to a Base Rate Loan or prepay a LIBOR Rate Loan at any time; provided, that in the event that a LIBOR Rate Loan is converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.2(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.8(b)(ii).

(d)    Special Provisions Applicable to LIBOR Rate.

(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loan of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.8(b)(ii)).

(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain a LIBOR Rate Loan or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loan of such Lender that is outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loan, and interest upon the LIBOR Rate Loan of such Lender thereafter shall accrue interest at the rate then applicable to a Base Rate Loan, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.9    Capital Requirements.

(a)    If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on such Lender’s, or such holding companies’ capital or liquidity as a consequence of such Lender’s Loan, participations or other obligations hereunder to a level below that which such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.9(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate a Lender pursuant to this Section 2.9(a) for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)    If any Lender requests additional or increased costs referred to in Section 2.8(d)(i) or amounts under Section 2.9(a) or sends a notice under Section 2.8(d)(ii) relative to changed circumstances (such Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.8(d)(i) or Section 2.9(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining a LIBOR Rate Loan, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.8(d)(i) or Section 2.9(a), as applicable, or to enable Borrowers to obtain a LIBOR Rate Loan, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.8(d)(i) or Section 2.9(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.8(d)(i) or Section 2.9(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain a LIBOR Rate Loan, may designate a substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be or a “Lender” (as the case may be) for purposes of this Agreement.

(c)    Notwithstanding anything herein to the contrary, the protection of Section 2.8(d) and Section 2.9 shall be available to each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.9 if it shall not at the time be the general policy or practice of such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.10    Joint and Several Liability of Borrowers.

(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations.

(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.10), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)    The Obligations of each Borrower under the provisions of this Section 2.10 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.10(d)) or any other circumstances whatsoever.

(e)    Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notices regarding the Loan under this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower.

Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.10 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.10, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.10 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.10 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)    The provisions of this Section 2.10 are made for the benefit of Agent, each member of the Lender Group, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.10 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.10 will forthwith be reinstated in effect, as though such payment had not been made.

(h)    Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.10, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any other member of the Lender Group against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i)    Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full:

(i)    all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii)    all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) Agent and the other members of the Lender Group may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Agent, on behalf of the Lender Group, forecloses on any Real Property collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on the Real Property collateral, Agent or the other members of the Lender Group have destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(iii)    all rights and defenses arising out of an election of remedies by Agent and the other members of the Lender Group, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers’ rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

(iv)    Each of the Borrowers represents, warrants, and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective to the maximum extent permitted by law.

(v)    The provisions in this Section 2.10 which refer to certain sections of the California Civil Code or the California Code of Civil Procedure are included in this Agreement solely out of an abundance of caution and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1    Conditions Precedent to the Extension of Credit. The obligation of each Lender to make its Loan hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2    Effect of Maturity. On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens to secure the Obligations previously filed by Agent.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of the Parent Guarantor and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1    Due Organization and Qualification; Subsidiaries.

(a)    Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)    Set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.

(c)    Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)    Except as set forth on Schedule 4.1(d) to this Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2    Due Authorization; No Conflict.

(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party, other than consents or approvals that have been obtained and that are still in force and effect or consents or approvals, the failure of which to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4    Binding Obligations; Perfected Liens.

(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)    Agent’s Liens are validly created, perfected (other than (i) money, (ii) letter-of-credit rights (other than supporting obligations), (iii) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (iv) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(v) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, Liens securing Permitted Purchase Money Indebtedness, or the interests of lessors under Capital Leases and in the case of ABL Priority Collateral, subject to Liens permitted under clause (t) of the definition of Permitted Liens.

4.5    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6    Litigation.

(a)    There are no actions, suits, or proceedings pending or, to the knowledge of the Parent Guarantor or any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)    Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of the Parent Guarantor or any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries.

4.7    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Loan Parties to Agent or any Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Parent Guarantor’s and its Subsidiaries’ or the Borrowers’ and their Subsidiaries’, as applicable, consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2016, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9    Solvency.

(a)    The Loan Parties, taken as a whole, are Solvent.

(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement, the other Loan Documents or the ABL Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10    Employee Benefits.

(a)    Except as set forth on Schedule 4.10, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan.

(b)    Each Loan Party and each of the ERISA Affiliates has complied with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan, except for such compliance failures that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)    Each Employee Benefit Plan (other than a Multiemployer Plan) is, and has been, maintained in compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan, except for such compliance failures that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)    Each Employee Benefit Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion or advisory letter provided under a volume submitted or prototype program. To the knowledge of each Loan Party and the ERISA Affiliates, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.

(e)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is reasonably expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f)    No Notification Event exists or has occurred in the past six (6) years, except for such events that either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

(g)    No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11    Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement or as could not reasonably be expected to have a Material Adverse Effect, (a) to the knowledge of the Parent Guarantor and each Borrower, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to the knowledge of the Parent Guarantor and each Borrower, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or listed as a Hazardous Materials disposal site under applicable Environmental Laws, (c) no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability.

4.12    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Loan Parties’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Lenders prior to the Closing Date represent, and as of the date on which any other Projections are delivered to Lenders, such additional Projections represent, Loan Parties’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Loan Parties to be reasonable at the time of the delivery thereof to Lenders (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Loan Parties’ good faith estimate, projections or forecasts based on methods and assumptions which Loan Parties believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

4.14    Indebtedness. Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than unsecured Permitted Indebtedness outstanding immediately prior to the Closing Date with respect to any one transaction or a series of related transactions in an amount not to exceed $1,000,000; provided, that all such Permitted Indebtedness, in the aggregate, shall not exceed $5,000,000) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15    Payment of Taxes. Except for failures that could not reasonably be expected, either individually or in the aggregate to result in a Material Adverse Effect, all Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable except those subject to a Permitted Protest. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with Section 4.8 for all Taxes not yet due and payable in accordance with Section 4.8. Neither the Parent Guarantor nor any Borrower knows of any proposed material Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16    Margin Stock. Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loan made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.

4.17    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor any officer or director of such Loan Party or such Subsidiary nor, to the knowledge of such Loan Party, any employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries and their respective officers and directors, and to the knowledge of each such Loan Party, each employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of the Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender or other individual or entity participating in any transaction).

4.19    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Parent Guarantor or any Borrower, threatened in writing against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of the Parent Guarantor or any Borrower, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20    Parent Guarantor as a Holding Company. Parent Guarantor is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents and the ABL Documents), own any material assets (other than the Equity Interests of Borrowers) or engage in any operations or business (other than the ownership of Borrowers and their Subsidiaries).

4.21    Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22    Location of Inventory. The Inventory of Parent Guarantor and its Subsidiaries is located only at, or in-transit between or temporarily at a customer’s location in connection with the providing of services to such customer, the locations identified on Schedule 4.22 to this Agreement (as such Schedule may be updated pursuant to Section 5.15).

4.23    Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.24    Material Contracts. Schedule 4.24 sets forth all Material Contracts to which any Loan Party is a party as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Lenders on or before the Closing Date, subject to confidentiality restrictions contained therein. The Loan Parties are not in breach or in default of or under any Material Contract which would reasonably likely result in a Material Adverse Effect and have not received any written notice of the intention of any other party thereto to terminate any Material Contract prior to the end of its current term.

4.25    ABL Documents. As of the Closing Date, the Loan Parties have delivered to Agent and Lenders a complete and correct copy of the ABL Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith, but excluding the fee letter entered into by the ABL Agent in connection with the ABL Documents). All Obligations constitute Indebtedness entitled to the benefits of the lien subordination and other intercreditor provisions contained in the Intercreditor Agreement.

5.	AFFIRMATIVE COVENANTS.

Each of the Parent Guarantor and each Borrower covenants and agrees that, until the payment in full of the Obligations:

5.1    Financial Statements, Reports, Certificates. Parent Guarantor and Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent Guarantor, (c) agree to maintain a system of accounting that enables Loan Parties to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2    Reporting. Parent Guarantor and Borrowers (a) will deliver to Agent and to each Lender each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4    Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5    Taxes. Except for failures that would not reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than to the extent that the validity of such Tax is the subject of a Permitted Protest.

5.6    Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, Liberty Mutual Insurance Corporation is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Loan Parties in effect as of the Closing Date are acceptable to Agent). All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining and maintaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Parent Guarantor and Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by the casualty or business interruption insurance of any Loan Party or its Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7    Inspection. Each Loan Party will, and will cause each of its Subsidiaries to, permit any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours, at Borrowers’ expense in accordance with the provisions of this Agreement.

5.8    Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9    Environmental. Each Loan Party will, and will cause each of its Subsidiaries to,

(a)    Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)    Comply with all Environmental Laws other than Environmental Laws the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(c)    Promptly notify Agent and Lenders of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, other than releases which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and

(d)    Promptly, but in any event within ten Business Days of its receipt thereof, provide Agent and Lenders with written notice of any of the following: to the extent, in the case of clauses (ii) and (iii), any of the following could reasonably be expected to have a Material Adverse Effect: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10    Disclosure Updates. Each Loan Party will, promptly and in no event later than five Business Days after obtaining knowledge thereof, notify Agent and Lenders if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11    Formation of Subsidiaries. Each Loan Party will, (a) at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, (b) at any time when any direct or indirect Subsidiary of a Loan Party that previously was an Unrestricted Subsidiary becomes a Restricted Subsidiary, or (c) at any time when any direct or indirect Subsidiary of a Loan Party that was previously an Excluded Subsidiary ceases to be an Excluded Subsidiary, within fifteen (15) days of such event (or such later date as permitted by the Agent in its sole discretion), (i) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (ii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a CFC or a FSHCO (and none of the Equity Interests of any direct or indirect Subsidiary of such CFC or FSHCO) shall be required to be pledged, and (iii) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12    Further Assurances; ABL Credit Enhancements.

(a)    Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (subject to clause (b), other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC or FSHCO if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed fifteen days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Subsidiary of the Borrowers (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement).

(b)    If ABL Agent or any ABL Lender is granted a Lien on any asset or property that is not Collateral, the Loan Parties shall cause the same to be granted to the Agent and Lenders, subject to the terms of the Intercreditor Agreement.

5.13    Lender Meetings. Parent Guarantor and Borrowers will, at the request of Agent or of the Required Lenders, upon reasonable prior written notice and no more than once per fiscal year, hold a meeting (at a mutually agreeable location and time or, at the option of Agent or the Required Lenders, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of Parent Guarantor. In addition, without limiting the foregoing, the Parent Guarantor and the Borrowers will participate and will cause their key management personnel to participate in quarterly telephonic meetings with the Lenders (to occur within 15 days after the delivery of each Compliance Certificate delivered pursuant to Section 5.1) in order to discuss the most recent Compliance Certificate and management discussion and analysis delivered with such Compliance Certificate, and such other topics as the Required Lenders may reasonably request.

5.14    Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, except as could not reasonably be expected to result in a Material Adverse Effect, the Parent Guarantor and each Borrower will: (a) comply in all respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring any liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could result in a civil penalty, excise tax, fiduciary liability or correction obligation under ERISA or the IRC and (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under the IRC (including Section 4980B of the IRC). The Parent Guarantor and Borrowers shall furnish to Agent upon Agent’s reasonable written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.15    Location of Inventory; Chief Executive Office. Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Inventory only at the locations identified on Schedule 4.22 to this Agreement (other than in-transit Inventory, Inventory out for repair, and Inventory temporarily stored at a customer’s location in connection with the providing of services to such customer); provided that the Parent Guarantor and Borrowers may amend Schedule 4.22 to this Agreement so long as such amendment occurs by written notice to Agent not less than ten days prior to the date on which such Inventory is moved to such new location and so long as Agent has consented to such amendment and such new location is within the continental United States, and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement. Each Loan Party will, and will cause each of its Subsidiaries to, use their commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations identified on Schedule 7 to the Guaranty and Security Agreement and Schedule 4.22 to this Agreement.

5.16    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.17    Most Favored Lender.

(a)    If, at any time, any Material Credit Facility shall include any Financial Covenant that would be more beneficial to the Agent and the Lenders than any analogous provision contained in this Agreement (any such Financial Covenant, an “Additional Provision”), then the Administrative Borrower will provide a Most Favored Lender Notice to the Agent and the Lenders. Thereupon, unless waived in writing by the Required Lenders within fifteen (15) days of receipt of such Most Favored Lender Notice by the Agent and the Lenders, such Additional Provision (and any related definitions) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis (including any grace period, if applicable, with respect thereto), as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Provision became effective under the applicable Material Credit Facility. Thereafter upon the request of any Lender, the Parent Guarantor and the Borrowers will enter into any additional agreement or amendment to this Agreement reasonably requested by such Lender evidencing any of the foregoing. As used herein, “Most Favored Lender Notice” means, in respect of any Additional Provision, a written notice to Agent and each of the Lenders delivered promptly, and in any event within five (5) Business Days after the inclusion of such Additional Provision in the applicable

Material Credit Facility (including by way of amendment or other modification of any existing provision thereof), by an Authorized Person of the Administrative Borrower referring to the provisions of this Section 5.17 and setting forth a description of such Additional Provision (including any defined terms used therein) and related explanatory calculations, as applicable.

(b)    So long as no Default or Event of Default has occurred and is continuing:

(i)    if any Additional Provision incorporated into this Agreement pursuant to this Section 5.17 is amended or otherwise modified in each relevant Material Credit Facility with the effect that such Additional Provision is made less restrictive or otherwise less onerous on the Loan Parties, then such Additional Provision will be deemed so amended in this Agreement, without any further action required on the part of any Person, effective as of the date of such amendment or modification in each relevant Material Credit Facility,

(ii)    if any Additional Provision incorporated into this Agreement pursuant to this Section 5.17 is removed from each relevant Material Credit Facility, then such Additional Provision will be deemed removed from this Agreement, without any further action required on the part of any Person, effective as of the date of such removal from each relevant Material Credit Facility, and

(iii)    if each Material Credit Facility including an Additional Provision incorporated into this Agreement pursuant to this Section 5.17 is terminated and no amounts are outstanding thereunder, then such Additional Provision will be deemed removed from this Agreement, without any further action required on the part of any Person, effective as of the date of such termination;

provided that (x) except as provided in Section 14, this Agreement shall not be amended to remove any covenant, undertaking, event of default, restriction or other provision included in this Agreement or to make any such provision less restrictive on the Loan Parties, and (y) if any creditor or agent under any Material Credit Facility is provided any consideration for the amendment or other modification of such Material Credit Facility, then the Lenders shall (concurrently with the provision of such consideration to such creditor or agent) be provided with equivalent consideration on a pro rata basis, and no such amendment, modification or removal of such Additional Provision in or from this Agreement shall be effective unless and until such equivalent consideration is provided to the Lenders.

For the avoidance of doubt, (x) the covenants set forth in Section 7 constitute Financial Covenants and (y) each of the existing Financial Covenants in Section 7 as of the date of this Agreement (and as amended other than by operation of this Section 5.17) shall remain in this Agreement regardless of any such amendment or modification making any Additional Provision less restrictive in any Material Credit Facility or any such removal or termination of the effectiveness of an Additional Provision in any Material Credit Facility.

5.18    Post-Closing Covenant. Each of the Parent Guarantor and the Borrowers agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 5.18, as such time periods may be extended by the Agent, in its sole discretion.

6.	NEGATIVE COVENANTS.

Each of the Parent Guarantor and each Borrower covenants and agrees that, until the payment in full of the Obligations:

6.1    Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2    Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3    Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)    Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that (x) a Borrower must be the surviving entity of any such merger to which it is a party, (y) Administrative Borrower must be the surviving entity of any merger to which it is party and (z) no merger may occur between the Parent Guarantor and any Borrower, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties,

(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent Guarantor or any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving,

(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4, or

(d)    change its classification/status for U.S. federal income tax purposes.

6.4    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

6.5    Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any material change in the nature of its or their business as described in Schedule 6.5 to this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6    Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1, optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than

(i)     the Obligations in accordance with this Agreement

(ii)    payments in respect of the ABL Indebtedness subject to the terms of the Intercreditor Agreement; and

(iii)    Permitted Intercompany Advances;

provided that the Loans Parties may optionally prepay or redeem Indebtedness, in an aggregate amount not to exceed the portion, if any, of the Cumulative Credit that the Loan Parties elect to use to prepay or redeem such Indebtedness, such election to be specified in a written notice of an Authorized Person of the Administrative Borrower calculating in reasonable detail the amount of the Cumulative Credit immediately prior to such election and the amount thereof to be so applied; provided, that each of the following conditions is satisfied: (i) no Event of Default has occurred or is continuing of would result therefrom, and (ii) after giving pro forma effect to such payment or redemption, (x) the Fixed Charge Coverage Ratio shall be at least 1.20 to 1.00, and (y) the Total Net Leverage Ratio shall be no greater than 3.00:1.00, or

(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) the ABL Documents to the extent permitted by the Intercreditor Agreement, (C) Permitted Intercompany Advances, and (D) Indebtedness permitted under clauses (c), (j) and (k) of the definition of Permitted Indebtedness, or

(ii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7    Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,

(a)    so long as no Default, Event of Default or Cash Dominion Event (as defined in the Guaranty and Security Agreement) shall have occurred and be continuing or would result therefrom, Parent Guarantor may make distributions to former employees, officers, or directors of Parent Guarantor (or any spouses, ex-spouses, or estates of any of the foregoing) (i) on account of redemptions of Equity Interests of Parent Guarantor held by such Persons, or (ii) solely in the form of forgiveness of Indebtedness of such Persons owing to Parent Guarantor on account of repurchases of the Equity Interests of Parent Guarantor held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent Guarantor; provided further, that the aggregate amount of such distributions pursuant to clauses (i) and (ii) in any fiscal year shall not exceed $5,000,000 plus the proceeds of key man life insurance policies received by the Parent Guarantor or any direct or indirect parent of the Parent Guarantor (to the extent contributed to the Parent Guarantor) to members of management, directors or consultants of the Parent Guarantor or any of its Subsidiaries, or any direct or indirect parent of the Parent Guarantor that occurs after the Closing Date,

(b)    [reserved],

(c)    with respect to each taxable year that any Borrower and its Subsidiaries are partnerships or disregarded entities for U.S. federal income tax purposes, such Borrower and its Subsidiaries may make income tax distributions to Parent Guarantor (or any other Person of which such Borrower is a direct Subsidiary) pursuant to the limited liability company agreement of such Borrower, as in effect as of the date hereof, for the sole purpose of permitting Parent Guarantor (or any other Person of which such Borrower is a direct or indirectly owned Subsidiary) to make income tax distributions to its members or partners; provided, that the total amount distributed by the Borrowers and their Subsidiaries to Parent Guarantor (and any other Person of which such Borrower is a direct Subsidiary), in the aggregate, pursuant to this clause (c) for any taxable year shall not exceed the amount of any such taxes that such Borrowers would have paid (taking into account carryforwards and carrybacks of losses and tax credits, but only to the extent such taxable losses and credits (A) were not previously recovered by an allocation of a corresponding amount of income (or, in the case of credits, as a reduction in tax liability) and (B) are permitted under applicable law to offset a corresponding amount of income or tax liability, as applicable, in the current taxable year) if the Borrowers that are partnerships or disregarded entities for U.S. federal income tax purposes and their Subsidiaries were corporations filing a single consolidated federal income tax return and corresponding consolidated, combined, or unitary state and local tax returns, as applicable (the “Tax Distribution Limitation Amount”); and provided, further, that during any period in which an Event of Default described in Section 8.1 has occurred and is continuing (or would result from such a distribution), notwithstanding any provisions in the limited liability company agreements of the Borrowers to the contrary, any such permitted income tax distributions may only be made on an annual basis following the conclusion of the applicable taxable year, and not on a quarterly or other estimated tax basis. For purposes of calculating the Tax Distribution Limitation Amount in this clause (c), (1) the effective tax rate will be deemed to the maximum combined marginal federal, state and local income tax rate applicable to an individual residing in and subject to state and local income tax only in New York County, New York, taking into account the character (e.g., ordinary income or long-term capital gain) of the Borrowers’ and Subsidiaries’ income rather than the general corporate tax rate for a corporation (and calculated assuming state and local taxes are fully deductible to the extent permitted by federal income tax law as in effect from time to time in calculating federal taxable income) and (2) the effect of any allocations among, or adjustments applicable to, the members or partners of the Borrowers pursuant to Section 704(c) and 743(b) of the IRC in respect of the assets of the Borrowers and their Subsidiaries as of the date hereof or that are the result of any basis adjustment under Section 743(b) of the IRC resulting from a direct or indirect transfer of interests in the Borrowers shall be ignored. At the end of each tax year, if the distributions paid to Parent Guarantor (and any other Person of which such Borrower is a direct Subsidiary) under this clause (c) for such tax year exceed the Tax Distribution Limitation Amount for such tax year, any excess shall be applied as an offset and reduce the next payments permitted to be made under Sections 6.7(a), 6.7(c) and 6.7(e) until such excess shall have been applied in full to offset and reduce such otherwise permitted payments (which such payments shall otherwise be treated as having been made for all purposes hereof),

(d)    so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, the Borrowers may make Restricted Payments to the Parent Guarantor in order to permit the Parent Guarantor to make payments under the Management Services Agreement; provided, that the aggregate amount of such Restricted Payments under this clause (d) shall not exceed $1,000,000 in any calendar year,

(e)    Loan Parties may make other Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Cumulative Credit that the Loan Parties elect to use to make a Restricted Payment, such election to be specified in a written notice of an Authorized Person of the Administrative Borrower calculating in reasonable detail the amount of the Cumulative Credit immediately prior to such election and the amount thereof to be so applied; provided, that each of the following conditions is satisfied: (i) no Event of Default has occurred or is continuing of would result therefrom, and (ii) after giving pro forma effect to such payment, (x) the Fixed Charge Coverage Ratio shall be at least 1.20 to 1.00, and (y) the Total Net Leverage Ratio shall be no greater than 3.00:1.00,

(f)    the Borrowers may make Restricted Payments the proceeds of which shall be used by Parent Guarantor or any other indirect holding company parent of a Borrower for its general and administrative operating expenses and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties), in each case incurred in the ordinary course of business on behalf of the Borrowers that are reasonable and customary; provided that, the aggregate amount of such Restricted Payments under this clause (f) shall not exceed (i) $350,000 during the calendar year ending December 31, 2017 and (ii) $250,000 in any other calendar year,

(g)    each Restricted Subsidiary of a Loan Party may make Restricted Payments to any Loan Party (other than Parent Guarantor),

(h)    each Restricted Subsidiary of a Loan Party which is not a Loan Party may make Restricted Payments to another Restricted Subsidiary that is not a Loan Party, and

(i)    Loan Parties and their Restricted Subsidiaries may make Restricted Payments permitted by Section 6.3.

6.8    Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9    Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10    Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with any Affiliate of any Loan Party or any of its Subsidiaries for consideration in excess of $100,000 per transaction or series of related transactions except for:

(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)    any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(c)    the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d)    transactions solely among the Loan Parties (other than the Parent Guarantor),

(e)    transactions permitted by Section 6.3, Section 6.7, or Section 6.9,

(f)    so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, fees paid to the Sponsor under the Management Services Agreement; provided, that the aggregate amount of such payments under this clause (f) shall not exceed $1,000,000 in any calendar year, and

(g)    agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Subsidiaries to any Loan Party.

6.11    Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of the Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and the Shareholder Notes, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Flow of Funds Agreement, and (b) thereafter, to finance Permitted Investments, Permitted Acquisitions and Capital Expenditures permitted hereunder, and for working capital and general purposes of the Loan Parties and their Subsidiaries consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loan will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of the Loan will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of the Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12    Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent Guarantor, each Loan Party will not, and will not permit any of its Subsidiaries to, issue or sell any of its Equity Interests.

6.13    Parent Guarantor as Holding Company. Parent Guarantor will not incur any liabilities (other than liabilities arising under the Loan Documents and the ABL Documents), own or acquire any assets (other than the Equity Interests of Borrowers) or engage itself in any operations or business, except in connection with its ownership of Borrowers and its rights and obligations under the Loan Documents and the ABL Documents.

6.14    Burdensome Agreements. Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting any Subsidiary of any Loan Party to pay or make dividends or distributions in cash or kind to such Loan Party, to make loans, advances or other payments of whatsoever nature to such Loan Party, or to make transfers or distributions of all or any part of its assets to such Loan Party, in each case, other than (a) restrictions existing on the Closing Date identified on Schedule 6.14 (provided this Section 6.14 shall apply to any amendment or modification expanding the scope of any such restriction or condition), (b) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under Section 6.2, (c) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Loan Party or such Subsidiary in the ordinary course of its business, (d) any other provision in any agreement relating to Permitted Indebtedness that is no more restrictive or burdensome than the comparable provision in this Agreement and (e) any restriction contained in any agreement of a Person acquired in a Permitted Investment, which restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which restriction is not applicable to any Person or the properties or assets of any Person other than the Person or the property and assets of the Person so acquired.

6.15    Employee Benefits.

(a)    Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)    Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Employee Benefit Plan, agreement relating thereto or applicable law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

(c)    Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Pension Plan that could reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect.

(d)    Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

7.	FINANCIAL COVENANTS.

Each of the Parent Guarantor and each Borrower covenants and agrees that, until the payment in full of the Obligations, Loan Parties will maintain a Fixed Charge Coverage Ratio, calculated as of the end of any month ending during any Covenant Testing Period and continuing thereafter until the end of any Covenant Testing Period (including the last day thereof), in each case of at least 1.20 to 1.00.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of five (5) Business Days, or (b) all or any portion of the principal of the Loan;

8.2    Covenants. If any Loan Party or any of its Subsidiaries:

(a)    fails to perform or observe (i) any covenant or other agreement contained in any of (A) Sections 5.1, 5.2, 5.3 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Loan Party refuses to allow Agent or its representatives or agents to visit any Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, 5.14, 5.17 or 5.18 of this Agreement, (B) Section 6 of this Agreement, (C) Section 7 of this Agreement, or (D) Section 7 of the Guaranty and Security Agreement or (ii) any Additional Provision; or

(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of ten days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent or any Lender; or

(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6    Default Under Other Agreements. If (a) there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $10,000,000 or more (other than the ABL Credit Agreement), and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) an Event of Default (as defined in the ABL Credit Agreement) shall have occurred;

8.7    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of Permitted Liens which are non-consensual Permitted Liens, Liens securing Permitted Purchase Money Indebtedness or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $2,500,000 or (c) pursuant to the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement;

8.10    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11    Change of Control. A Change of Control shall occur.

8.12    ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $7,500,000, (b) an accumulated funding deficiency or funding shortfall in excess of $7,500,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $7,500,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $7,500,000 in the aggregate, or fails to make any Withdrawal Liability payment when due.

8.13    Non-Joinder of New Parent. If at any time on and after a Qualifying IPO, Liberty Oilfield Services Inc., a Delaware corporation, and such other Person or Persons which own and control, directly or indirectly, 100% of the Equity Interests of any Borrower (collectively, the “New Parent”) fail to enter into a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Required Lenders pursuant to which such New Parent shall have (a) agreed to become a party to this Agreement and be deemed to be the Parent Guarantor under this Agreement and all of the other relevant Loan Documents for all purposes from and after such date and (b) to the extent it has not already done so, guarantied the Obligations and granted a security interest in all of its property, all on term and conditions reasonably satisfactory to the Required Lenders.

9.	RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)    by written notice to Borrowers, declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loan and all other Obligations, whether evidenced by this Agreement or by the Notes or any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower; and

(b)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity; provided, that with respect to any Event of Default resulting solely from failure of Loan Parties to comply with (i) the financial covenant set forth in Section 7 or (ii) any Additional Provision, neither Agent nor the Required Lenders may exercise the foregoing remedies in this Section 9.1 until the date that is the earlier of (x) ten Business Days after the day on which financial statements are required to be delivered for the applicable fiscal month, and (y) the date that Agent receives notice that there will not be a Curative Equity contribution made for such fiscal month.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Obligations, inclusive of the principal of, together with Prepayment Premium, if any, Funding Losses, if any, and any and all accrued and unpaid interest and fees in respect of, the Loan and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent Guarantor and Borrowers.

9.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3    Curative Equity

(a)    Subject to the limitations set forth in clauses (d) and (e) below, Borrowers may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of the financial covenant set forth in Section 7 (the “Specified Financial Covenant”) if they receive the cash proceeds of an investment of Curative Equity on or before the date that is ten days after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Agent and Lenders in respect of the calendar month with respect to which any such breach occurred (the “Specified Month”), and (ii) the date on which the Compliance Certificate is required to be delivered to Agent and Lenders pursuant to Section 5.1 in respect of the Specified Month (such earlier date, the “Financial Statement Delivery Date”); provided, that Borrowers’ right to so cure an Event of Default shall be contingent on their timely delivery of such Compliance Certificate and financial statements for the Specified Month as required under Section 5.1.

(b)    In connection with a cure of an Event of Default under this Section 9.3, on or before the Financial Statement Delivery Date for the Specified Month, Borrowers shall deliver to Agent a certification of an Authorized Person which contains, or Borrowers shall include in the Compliance Certificate for the Specified Month: (i) an indication that Borrowers will receive proceeds of Curative Equity for the Specified Month and a statement setting forth the anticipated amount of such proceeds, (ii) a calculation of the financial results or prospective financial results of Parent Guarantor for the Specified Month (including for such purposes the proceeds of the Curative Equity (broken out separately) as deemed EBITDA as if received on such date), which shall confirm that on a pro forma basis after taking into account the receipt of the Curative Equity proceeds, Loan Parties would have been or will be in compliance with the Specified Financial Covenant for the Specified Month, (iii) a certification that the full amount of the cash proceeds of the equity investment in Qualified Equity Interest made by Sponsor or other then existing shareholders of Parent Guarantor in connection with such cure of the Event of Default shall be used to prepay the Obligations in accordance with Section 2.2(d)(v), regardless of whether the amount of such cash proceeds is in excess of the amount that is sufficient to cause Loan Parties to be in compliance with the Specified Financial Covenant for the Specified Month, and (iv) a certification that any amount of the cash proceeds of the equity investment in excess of the amount that is sufficient to cause Loan Parties to be in compliance with the Specified Financial Covenant for the Specified Month shall not be included in the calculation of EBITDA for any fiscal month.

(c)    Borrowers shall promptly notify Agent of its receipt of any proceeds of Curative Equity (and shall immediately apply the full amount of the cash proceeds of the equity investment made by the than existing shareholders of Liberty to the payment of the Obligations in the manner specified in Section 2.2(d)(v)).

(d)    Any investment of Curative Equity shall be in immediately available funds and shall be in an amount that is sufficient to but not greater than the amount necessary to cause Loan Parties to be in compliance with the Specified Financial Covenant for the Specified Month, calculated for such purpose as if such amount of Curative Equity were additional EBITDA of Borrowers, on a Consolidated basis, as at such date.

(e)    Notwithstanding anything to the contrary contained herein, regardless of whether an investment of Curative Equity is made prior to the applicable Financial Statement Delivery Date, Borrowers’ rights under this Section 9.3 may (i) be exercised not more than 5 times during the term of this Agreement, and (ii) not be exercised more than 3 times during any 12 consecutive fiscal months.

(f)    If Borrowers have (i) delivered a certification or a Compliance Certificate conforming to the requirements of Section 9.3(b), and (ii) received proceeds of an investment of Curative Equity in immediately available funds on or before the deadline set forth in Section 9.3(a) and in an amount that is sufficient to cause Loan Parties to be in compliance with the Specified Financial Covenant for the Specified Month, any Event of Default that occurs or has occurred and is continuing as a result of a breach of the Specified Financial Covenant for the Specified Month shall be deemed cured with no further action required by the Required Lenders. Prior to satisfaction of the foregoing requirements of this Section 9.3(f), any Event of Default that occurs or has occurred as a result of a breach of the Specified Financial Covenant shall be deemed to be continuing. In the event Borrowers do not cure all financial covenant violations as provided in this Section 9.3, the existing Event(s) of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(g)    To the extent that Curative Equity is received and included in the calculation of the Specified Financial Covenant as deemed EBITDA for any fiscal month pursuant to this Section 9.3, such Curative Equity shall be deemed to be EBITDA for purposes of determining compliance with the Specified Financial Covenant for subsequent periods that include such fiscal month. Curative Equity shall be disregarded for purposes of determining EBITDA for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement. In addition, notwithstanding any mandatory prepayment of Obligations pursuant to Section 2.2(d)(v), any Indebtedness so prepaid shall be deemed to remain outstanding for purposes of determining pro forma or actual compliance with the Specified Financial Covenant or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the Specified Month or subsequent periods that include such fiscal month.

10.	WAIVERS; INDEMNIFICATION.

10.1    Demand; Protest; etc. Each of the Parent Guarantor and each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2    The Lender Group’s Liability for Collateral. Each of the Parent Guarantor and each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3    Indemnification. Each of the Parent Guarantor and each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Agent and one counsel to the Lenders, taken as a whole, and, if necessary, of one local counsel to the Agent and the Lenders taken as a whole in each and any relevant jurisdiction, and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for those Indemnified Persons similarly situated, taken as a whole), experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of the Loan, or the use of the proceeds of the Loan (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, neither the Parent Guarantor nor any Borrower shall have any obligation to any Indemnified Person under this Section 10.3, in the case of any Indemnified Person, to the extent such obligation arises from (i) the fraud, gross negligence, bad faith or willful misconduct, or a material breach of the Loan Documents, by such Indemnified Person (or respective Affiliates and their respective officers, directors, employees, advisors and agents), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) any disputes solely among Indemnified Persons and not arising out of any act or omission of the Parent Guarantor, any Borrower or any of their Affiliates, or (iii) entering into a settlement agreement related thereto without the written consent of the Parent Guarantor or any Borrower (such consent not to be unreasonably withheld or delayed).

Neither the Parent Guarantor nor any Borrower nor any of their respective Affiliates and Subsidiaries or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an Indemnified Person to a third party) in connection with the Loan, the Loan Documents, or the transactions contemplated hereby and thereby. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Parent Guarantor and Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Parent Guarantor and Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.    NOTICES. Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party, Agent or any Lender, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	Administrative Borrower
950 17th Street, Floor 20
Denver, Colorado 80202
Attn: Michael Stock, CFO
Fax No.: (303) 515-2880 Email: michael.stock@libertyfrac.com

with copies to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Jeffrey M. Goldfarb, Esq.
Fax No.: (212) 728-9507 Email: jgoldfarb@willkie.com

If to Agent:	U.S. Bank National Association
214 N. Tryon Street, 27th Floor
Charlotte, North Carolina 28202
Attn: CDO Trust Services/James Hanley
Email: james.hanley1@usbank.com

with copies to:	Morgan, Lewis & Bockius LLP
One State Street
Hartford, Connecticut 06103
Attn: Daniel I. Papermaster, Esq.
Email: daniel.papermaster@morganlewis.com

If to Lenders:	MSD Credit Opportunity Master Fund, L.P.
645 Fifth Avenue
21st Floor
New York, NY 10022
Attn: Marcello Liguori Email: MLiguori@msdcapital.com

Redwood Master Fund, Ltd.

Redwood Opportunity Master Fund, Ltd.

Corbin Opportunity Fund, L.P.

Pontus Holdings, Ltd.

910 Sylvan Avenue

Suite 130

Englewood Cliffs, NJ 07632

Attn: Toni Healey

Email: thealey@redwoodcap.com

CM Finance SPV LLC c/o CM Finance Inc. 601 Lexington Ave, 26th Floor New York, NY 10022 Attn: Zach Alpern Email: CMIPStaff@cmipllc.com ops@cyruscapital.com CMFinance@cortlandglobal.com

AG Energy Funding, LLC 245 Park Ave, 26th Floor New York, NY 10167 Attn: Scott McMurtry Email: SMcMurtry@angelogordon.com

Owl Rock Capital Corporation

Phone: 212-419-3035

Fax: 646-677-6910

Email: bryan@owlrock.com and

finance@owlrock.com

Attn: Bryan Cole

State Street Bank and Trust Co. NA

100 Summer Street

Boston, MA 02110

Phone: 617-662-9409

Fax: 617-951-6048

Attn: Daniel Cronin

Email: Daniel.Cronin@statestreet.com and

SLS_OWLROCK_ORCK@StateStreet.com

For general inquiries of State Street, please email both Daniel Cronin and OwlRockBDC_Accounting@StateStreet.com

Owl Rock Capital Corporation II

Phone: 212-419-3035

Fax: 646-677-6910

Email: bryan@owlrock.com and

finance@owlrock.com

Attn: Bryan Cole

State Street Bank

100 Summer Street

Boston, MA 02110

Phone: 617-662-9409

Fax: 617-951-6040

Attn: Daniel Cronin

Email: Daniel.Cronin@statestreet.com and

SLS_OWLROCK_ORDC@StateStreet.com

For general inquiries of State Street, please
email both Daniel Cronin and
OwlRockBDC_Accounting@StateStreet.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARENT GUARANTOR AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH OF THE PARENT GUARANTOR AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)    EACH OF THE PARENT GUARANTOR AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, DIRECT OR INDIRECT OWNER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND

PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1    Assignments and Participations.

(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of

(A)    Borrowers; provided, that no consent of Borrowers shall be required (1) if a Specified Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender, an Affiliate (other than natural persons) of a Lender or any Related Fund of any Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five Business Days after having received notice thereof; and

(B)    Agent.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    no assignment may be made (i) to a Disqualified Institution, or (ii) to a natural person,

(B)    no assignment may be made to a Loan Party, an Affiliate of a Loan Party, Sponsor or an Affiliate of Sponsor; provided, that Sponsor Affiliated Lenders may hold up to 25% of the outstanding principal amount of the Loan (subject to the terms and conditions set forth in the definition thereof); provided that there shall at no time exist more than one Sponsor Affiliated Lender that is a Lender (it being understood and agreed that the Sponsor may have one or more distinct legal entities within the same fund which shall be considered the same Lender for purposes of such test),

(C)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(D)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(E)    except in connection with an assignment to a Person that is a Lender, an Affiliate (other than natural persons) of a Lender or any Related Fund of any Lender (in each case, prior to giving effect to such assignment), the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, unless waived by Agent, and

(F)    the Assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that all rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice by the assigning Lender pursuant to Section 13.1(a)(ii)(D), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.

(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the

Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Parent Guarantor, Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Parent Guarantor, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. The entries in the Register shall be conclusive absent manifest error.

(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loan held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loan that is subject to such participations) (the “Participant Register”). A Registered Loan (and the registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered Note shall expressly so provide). Any participation of such Registered Loan (and the registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers and any Lender from time to time as Borrowers or such Lender may reasonably request.

(k)    Each Borrower and each Sponsor Affiliated Lender (by its acceptance of an assignment) agrees that if a case under the Bankruptcy Code is commenced against any Borrower or any other Loan Party, then, at the request of Agent, such Borrower, with respect to any plan of reorganization that does not adversely affect any Sponsor Affiliated Lender in any material respect as compared to other Lenders, shall seek (and each Sponsor Affiliated Lender shall consent) to designate that the vote of any Sponsor Affiliated Lender with respect to any such plan of reorganization of such Borrower or other Loan Party not be counted. Each Sponsor Affiliated Lender hereby irrevocably appoints Agent (such appointment being coupled with an interest) as such Sponsor Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Sponsor Affiliated Lender and in the name of such Sponsor Affiliated Lender, from time to time in Agent’s discretion to take any action and to execute any instrument that Agent may deem reasonably necessary to carry out the provisions of this clause (k).

13.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that neither the Parent Guarantor nor any Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by the Parent Guarantor or any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1    Amendments and Waivers.

(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Parent Guarantor or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, Prepayment Premium, Funding Losses, fees, or other amounts due hereunder or under any other Loan Document (other than any waiver of any (x) default interest payable pursuant to Section 2.4(b)), (y) Default or Event of Default or (z) mandatory prepayment payable pursuant to Section 2.2(d) (other than Section 2.2(d)(i)),

(ii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)) (other than any waiver of any (x) default interest payable pursuant to Section 2.4(b)) or (y) Default or Event of Default,

(iii)    amend, modify, or eliminate this Section 14.1 or any provision of this Agreement providing for consent or other action by all Lenders,

(iv)    amend, modify, or eliminate Section 3.1,

(v)    amend, modify, or eliminate Section 15.11,

(vi)    other than as permitted by Section 15.11, release or contractually subordinate Agent’s Lien in all or substantially all of the Collateral other than to the extent permitted by the Intercreditor Agreement or any Additional Intercreditor Agreement,

(vii)    amend, modify, or eliminate the definitions of “Required Lenders”, “Super-Majority Lenders” or “Pro Rata Share”,

(viii)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or all or substantially all of the Guarantors from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties, or Affiliates of a Loan Party, or

(x)    change the order of application of any payment or prepayment from the application thereof set forth in Section 2.2 in any manner that adversely affects any Lender without the written consent of such Lender;

(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders; and

(c)    Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 14.2; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

14.2    Replacement of Certain Lenders. If any Lender requests compensation under Section 2.8(d), or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16, or if any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon at least five Business Days prior irrevocable notice to such Lender and the Agent (the “Replacement Notice”), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(b)    in the case of any such assignment resulting from a claim for compensation under Section 2.8(d) or payments required to be made pursuant to Section 16, such assignment will result in a reduction in such compensation or payments thereafter; and

(c)    such assignment does not conflict with applicable law.

Each Replacement Notice shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

In connection with any such replacement, if any such Lender does not execute and deliver to the Agent a duly executed Assignment and Acceptance reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of such Lender. Such purchase and sale shall be effective on the date of the payment of such amount to such Lender.

14.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent Guarantor and Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints U.S. Bank National Association as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents (where required) on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except in the case of fraud, gross negligence, bad faith or willful misconduct, or a material breach of the Loan Documents), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, any Loan Party or any of their respective Affiliates if any request for the Loan or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6    Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay promptly to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Parent Guarantor or Borrowers and without limiting the obligation of Parent Guarantor and Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s fraud, gross negligence, bad faith or willful misconduct, or a material breach of the Loan Documents by such Person. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan

Document to the extent that the Borrowers are required to reimburse the Agent for such costs and expenses and the Agent is not reimbursed promptly for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8    Agent in Individual Capacity. U.S. Bank National Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though U.S. Bank National Association were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, U.S. Bank National Association or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.

15.9    Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders), Parent Guarantor and Borrowers (unless such notice is waived by Parent Guarantor and Borrowers or a Default or Event of Default has occurred and is continuing). Agent may also be removed at the direction of the Required Lenders. If Agent resigns or is removed under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Parent Guarantor and Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, Parent Guarantor and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Parent Guarantor and Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the other Lenders, and the other Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11    Collateral Matters.

(a)    The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of (to a person which is not a Loan Party) if a release is required or desirable in connection therewith and if Parent Guarantor and Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Super-Majority Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Super-Majority Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Super-Majority Lenders. Upon request by Agent or Borrowers at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Loan Parties in respect of) any and all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property.

(b)    Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion, and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

15.12    Restrictions on Actions by Lenders; Sharing of Payments.

(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13    Agency for Perfection . Agent hereby appoints each Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16    Reports and Information. By becoming a party to this Agreement, each Lender may (a) from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, or (b) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Parent Guarantor and Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender.

15.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

16.1    Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made, including such deductions and withholdings applicable to additional sums payable under this Section 16.1, the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent’s demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16.1) imposed on, or paid by, such Tax Indemnitee and all reasonable, documented out-of-pocket costs and expenses related thereto (including reasonable fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2    Exemptions.

(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:

(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the applicable article of such tax treaty;

(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender or Participant, a properly completed and executed copy of IRS Form W-8ECI;

(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); and

(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws as a condition to exemption from, or reduction of, withholding or backup withholding tax in the United States including any supplementary documentation as may be prescribed by applicable law.

(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any forms previously delivered pursuant to this Section 16.2 and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Administrative Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower and Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Administrative Borrower and Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3    Reductions.

(a)    If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4    Refunds. If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, including any additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties pursuant to this Section 16.4 (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17.	GENERAL PROVISIONS.

17.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent Guarantor, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group, the Parent Guarantor or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5    [Reserved].

17.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein. Nothing contained herein shall limit or preclude Agent, any Lender or any of its respective Affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any entity or person whatsoever, including, without limitation, any competitor, supplier or customer of any Borrower, or any of their respective Affiliates, or any other Person that may have interests different than or adverse to such Persons.

17.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8    Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9    Confidentiality.

(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to (x) Subsidiaries and Affiliates of any member of the Lender Group and (y) investors and potential investors in any Lender, any Affiliate of a Lender or any Related Fund of a Lender; provided, that any such Subsidiary, Affiliate, investor or potential investor shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Loan provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)    Each Loan Party agrees that Agent may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid.

17.11    Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13    Liberty Oilfield Services LLC as Agent for Borrowers. Each Borrower hereby irrevocably appoints Liberty Oilfield Services LLC as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to the Loan and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain the Loan and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

17.15    Disclosure. The Loan Parties shall not issue any press release or make other public disclosure of the identity of any Lender hereunder without such Lender’s written consent, and in any event such Lender shall be entitled to approve in advance any such required disclosure (such approval not to be unreasonably withheld or delayed), other than as required by law or compulsory legal process or as requested by a Governmental Authority, including, without limitation, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	LIBERTY OILFIELD SERVICES LLC,
a Delaware limited liability company

	By:	/s/ Michael Stock
	Name:	Michael Stock
	Title:	Chief Financial Officer

LOS ACQUISITION CO I LLC,
a Delaware limited liability company

	By:	/s/ Michael Stock
	Name:	Michael Stock
	Title:	Chief Financial Officer

PARENT GUARANTOR:	LIBERTY OILFIELD SERVICES HOLDINGS LLC,
a Delaware limited liability company

	By:	/s/ Michael Stock
	Name:	Michael Stock
	Title:	Chief Financial Officer

Signature Page to Credit Agreement

AGENT:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ James A. Hanley
	Name:	James A. Hanley
	Title:	Vice President

LENDERS:	MSD CREDIT OPPORTUNITY MASTER FUND, L.P.,
a Delaware limited liability partnership

	By:	/s/ Marcello Liguori
	Name:	Marcello Liguori
	Title:	Managing Director

REDWOOD MASTER FUND, LTD.

	By:	/s/ Ruben Kliksberg
	Name:	Ruben Kliksberg
	Title:	Authorized Signatory

REDWOOD OPPORTUNITY MASTER FUND, LTD.

	By:	/s/ Ruben Kliksberg
	Name:	Ruben Kliksberg
	Title:	Authorized Signatory

CORBIN OPPORTUNITY FUND, L.P.
By: Corbin Capital Partners, L.P., its Investment Manager

	By:	/s/ Daniel Friedman
	Name:	Daniel Friedman
	Title:	General Counsel

Signature Page to Credit Agreement

PONTUS HOLDINGS, LTD.

By:	/s/ Russell F. Bryant
Name:	Russell F. Bryant
Title:	Chief Financial Officer Quadrant Capital Advisors, Inc. Investment Advisor to Pontus Holdings Ltd.

CM FINANCE SPV LLC
By: CM Investment Partners, LLC, as Collateral Manager

By:	/s/ Christopher E. Jansen
Name:	Christopher E. Jansen
Title:	Authorized Signatory

AG ENERGY FUNDING, LLC

By:	/s/ Todd Dittmann
Name:	Todd Dittmann
Title:

OWL ROCK CAPITAL CORPORATION

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Financial Officer

OWL ROCK CAPITAL CORPORATION II

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Financial Officer

Signature Page to Credit Agreement

Exhibit A

Form of Note

Exhibit B

Form of Assignment and Acceptance

Exhibit C

Form of Compliance Certificate

Exhibit D

Form of Information Certificate

Exhibit E

Form of LIBOR Notice

Exhibit F

Form of Solvency Certificate

Schedule A

Agent’s Account

Schedule B

Authorized Persons

Schedule C

Commitments

Lenders	Commitment
MSD Credit Opportunity Master Fund, L.P.	$70,000,000.00
Redwood Master Fund, Ltd.	$40,000,000.00
Redwood Opportunity Master Fund, Ltd.	$10,500,000.00
Pontus Holdings, Ltd.	$3,000,000.00
Corbin Opportunity Fund, L.P.	$2,500,000.00
CM Finance SPV LLC	$10,000,000.00
AG Energy Funding, LLC	$15,000,000.00
Owl Rock Capital Corporation	$22,250,000.00
Owl Rock Capital Corporation II	$1,750,000.00

Total:	$175,000,000.00

Schedule D

Designated Account

Schedule P-1

Permitted Investments

Schedule P-2

Permitted Liens

Schedule 3.1

Conditions Precedent

The obligation of each Lender to make its Loan provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)    Agent shall have received a letter duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(b)    Agent shall have received (i) copies of all UCC, lien and judgment searches with respect to the Loan Parties, (ii) certificates, if any, representing the pledged Equity Interests of each Domestic Subsidiary, in each case together with corresponding stock powers in form and substance reasonably acceptable to the Agent, and (iii) evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(c)    Agent and Lenders shall have received each of the following documents, in form and substance satisfactory to Agent and the Lenders, duly executed and delivered, and each such document shall be in full force and effect:

(i)    this Agreement,

(ii)    the Notes, to the extent requested by any Lender,

(iii)    the Intercreditor Agreement,

(iv)    the ABL Credit Agreement and the other ABL Documents,

(v)    the Intercompany Subordination Agreement,

(vi)    the Guaranty and Security Agreement,

(vii)    an Information Certificate,

(viii)    a Flow of Funds Agreement,

(ix)    the Management Fee Subordination Agreement,

(x)    the Assignment of Business Interruption Insurance,

(xi)    a letter, in form and substance satisfactory to Agent and Lenders, from Wells Fargo Bank, N.A. in its capacity as administrative agent under the Existing Credit Facility (“Existing Agent”) to Agent and Lenders respecting the amount necessary to repay in

Schedule 3-1-1

full all of the obligations of Borrowers and their Subsidiaries owing under the Existing Credit Facility and obtain a release of all of the Liens existing in favor of Existing Agent in and to the assets of Borrowers and their Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Agent of its Liens in and to the properties and assets of Borrowers and their Subsidiaries, and

(xii)    a letter, in form and substance satisfactory to Agent and Lenders, by and among R/C IV Liberty Holdings, L.P., R/C Energy IV Direct Partnership, L.P., Laurel Road III, LLC, Spruce Road, LLC, each as senior secured payee, and the Parent Guarantor respecting the amount necessary to repay in full all of the obligations of the Parent Guarantor under the Senior Secured Notes and the Pledge Agreement (each as defined therein) and obtain a release of all of the Liens existing in favor of the Collateral Agent (as defined therein) in and to the assets of Parent Guarantor, together with termination statements and other documentation evidencing the termination by Collateral Agent of its Liens in and to the properties and assets of Parent Guarantor.

(d)    Agent shall have received the Fee Letter, duly executed and delivered, and such document shall be in full force and effect;

(e)    Lenders shall have received the Right of First Offer Letter, duly executed and delivered, and such document shall be in full force and effect;

(f)    Agent and Lenders shall have received a certificate from an Authorized Person of each of the Parent Guarantor and the Borrowers certifying that the conditions specified in clauses (u) and (v) have been satisfied;

(g)    Agent and Lenders shall have received a certificate from an officer of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(h)    Agent and Lenders shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by an officer of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by an appropriate governmental official;

(i)    Agent shall have received a certificate of status with respect to each Loan Party, dated within 20 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(j)    Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

Schedule 3-1-2

(k)    Agent and Lenders shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent and Lenders;

(l)    Agent shall have received an irrevocable proxy and registration page from each Loan Party, in each case, in form and substance satisfactory to Agent;

(m)    Agent and Lenders shall have received an opinion of the Loan Parties’ counsel in form and substance satisfactory to Agent and Lenders;

(n)     Agent and Lenders shall have received (i) audited Consolidated balance sheets and related Consolidated statements of income, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries or the Borrowers and their Subsidiaries, as applicable, for periods covering their two most recently completed fiscal years, (ii) unaudited Consolidated balance sheets and related Consolidated statements of income, shareholders’ equity and cash flows of the Borrowers and their Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Borrowers’ fiscal year, respectively) ended at least 45 days prior to the Closing Date, (iii) unaudited pro forma Consolidated balance sheets and related Consolidated statements of income of the Borrowers and their Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the transactions occurring on the Closing Date as if the transactions had occurred as of such date (in the case of such balance sheets) or at the beginning of such period (in the case of such statements of income) and (iv) appraisals in form and substance reasonably satisfactory to them as they may have reasonably requested;

(o)    Borrowers shall have no less than $50,000,000 of Availability under the ABL Credit Agreement as of the Closing Date, after giving effect to the transactions and all extensions of credit under the ABL Credit Agreement on the Closing Date;

(p)    Agent shall have completed its business, legal, and collateral due diligence,

(q)    Agent and Lenders shall have received at least three (3) business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by the Lenders at least 10 days prior to the Closing Date;

(r)    Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents to the extent invoiced at least two Business Days prior to the Closing Date;

(s)    Agent shall have received copies of each Material Contract of the Loan Parties, together with a certificate of an officer of Administrative Borrower certifying each such document as being a true, correct, and complete copy thereof;

Schedule 3-1-3

(t)    Agent and Lenders shall have received a solvency certificate, in the form of Exhibit F, certifying as to the solvency of the Loan Parties taken as a whole after giving effect to the transactions on the Closing Date;

(u)    the representations and warranties of the Loan Parties shall be true and correct in all respects;

(v)    no Default or Event of Default shall have occurred and be continuing as of the Closing Date; and

(w)    all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent and Lenders.

Schedule 3-1-4

Schedule 4.1(b)

Capitalization of Loan Parties

Schedule 4.1(c)

Capitalization of Loan Parties’ Subsidiaries

Schedule 4.1(d)

Subscriptions, Options, Warrants, Calls

Schedule 4.6(b)

Litigation

Schedule 4.10

Employee Benefits

Schedule 4.11

Environmental Matters

Schedule 4.14

Permitted Indebtedness

Schedule 4.22

Location of Inventory

Schedule 4.24

Material Contracts

Schedule 5.1

Financial Statements, Reports, Certificates

Schedule 5.2

Collateral Reporting

Schedule 5.18

Post-Closing

Schedule 6.5

Nature of Business

Schedule 6.14

Burdensome Agreements

Schedule 6.14-1